UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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CRM HOLDINGS, LTD.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CRM HOLDINGS, LTD.
PO Box HM 2062
Hamilton HM HX
Bermuda
Telephone: (441) 295-6689
www.crmholdingsltd.bm

March 29, 2007

Dear Shareholder:

You are cordially invited to attend the Annual General Meeting of Shareholders of CRM Holdings, Ltd., which will be held at the Hamilton Princess Fairmont, 76 Pitts Bay Road, Pembroke, Bermuda at 12:00 p.m. (local time) on Wednesday, May 2, 2007, and at any adjournment or postponement thereof. On the following pages you will find the formal notice of the Annual General Meeting of Shareholders and the proxy statement.

All holders of record of the Company’s Common Shares at the close of business on March 20, 2007 will be entitled to notice of, and to vote at, the Annual General Meeting of Shareholders. To assure that you are represented at the Annual General Meeting, whether or not you plan to attend the meeting in person, please read carefully the accompanying proxy statement, which describes the matters to be voted upon, and please complete, date, sign and return the enclosed proxy card promptly.

We look forward to seeing you at the Annual General Meeting.

Sincerely,

/s/ Daniel G. Hickey, Jr.
Daniel G. Hickey, Jr.
Chairman of the Board of Directors and
Chief Executive Officer

CRM HOLDINGS, LTD.
PO BOX HM 2062
HAMILTON HM HX
BERMUDA

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 2, 2007

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of CRM Holdings, Ltd. (the Company) will be held on Wednesday, May 2, 2007, at 12:00 p.m. (local time), at the Hamilton Princess Fairmont, 76 Pitts Bay Road, Pembroke, Bermuda and at any adjournment or postponement thereof for the following purposes:

1. To elect three Class II Directors;

2. To direct the Company to elect director designees who shall serve as directors of Twin Bridges (Bermuda) Ltd.;

3. To appoint Johnson Lambert & Co. LLP as the Company’s independent auditors for the year ending December 31, 2007 and authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent auditors;

4. To vote on and approve the CRM Holdings, Ltd. 2007 Employee Stock Purchase Plan; and

5. To transact such other business as may properly come before the Annual General Meeting or at any adjournment or postponement thereof.

Shareholders of record, as shown by the Register of Members of the Company, at the close of business on March 20, 2007 are entitled to notice of, and to vote at, the Annual General Meeting or any adjournment or postponement thereof. A copy of the Company’s financial statements for the fiscal year ended December 31, 2006, as approved by the Board of Directors, shall be made available to the shareholders of the Company at the Annual General Meeting.

All shareholders are cordially invited to attend the Annual General Meeting. If you do not expect to be present at the Annual General Meeting, you are requested to complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual General Meeting. In order for the votes represented by your proxy to be counted at the meeting, your proxy must be received at least one hour before the Annual General Meeting. In the event you decide to attend the Annual General Meeting in person, you may, if you desire, revoke your proxy by voting your shares in person at the Annual General Meeting prior to the vote pursuant to the proxy.

By Order of the Board of Directors,

/s/ Louis J. Viglotti
Louis J. Viglotti, Esq.
Secretary and General Counsel

Hamilton, Bermuda
March 29, 2007

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

SHARE OWNERSHIP INFORMATION	32
Principal Shareholders Table	32
Section 16(a) Beneficial Ownership Reporting Compliance	33
PROPOSAL NO. 2. ELECTION OF DIRECTOR DESIGNEES OF TWIN BRIDGES (BERMUDA) LTD.	33
Nominees for Election to the Board of Director of Twin Bridges:	34
Board of Directors’ Recommendation	34
PROPOSAL NO. 3. APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE FEES FOR THE INDEPENDENT AUDITORS	34
Board of Directors’ Recommendation	34
Independent Registered Public Accountants’ Fees	34
Pre-Approval Policy for Services of the Independent Registered Public Accounting Firm	35
Audit Committee Report	35
PROPOSAL NO. 4. APPROVAL OF THE 2007 EMPLOYEE STOCK PURCHASE PLAN	35
Board of Directors’ Recommendation	39
OTHER MATTERS	39
Shareholder Proposals	39
Future Electronic Delivery of Documents to Our Shareholders	39
APPENDIX A CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF CRM HOLDINGS, LTD.	A-1
APPENDIX B CRM HOLDINGS, LTD. 2007 EMPLOYEE STOCK PURCHASE PLAN	B-1

CRM Holdings, Ltd.
PO Box HM 2062
Hamilton HM HX
Bermuda

PROXY STATEMENT

For the
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 2, 2007

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by CRM Holdings, Ltd. (“CRM Holdings,” “we,” “us” or “our”) on behalf of the Board of Directors (the “Board” or “Board of Directors”) for the 2007 Annual General Meeting of Shareholders (“Annual General Meeting”) to be held at the Hamilton Princess Fairmont, 76 Pitts Bay Road, Pembroke, Bermuda on Wednesday, May 2, 2007, at 12:00 p.m. (local time), and at any adjournment or postponement thereof.

This proxy statement, the attached Notice of Annual General Meeting and the enclosed Proxy Card are first being mailed to CRM Holdings’ shareholders on or about March 29, 2007.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Annual General Meeting

There are four proposals scheduled to be voted on at the meeting:

•	Election of 3 Class II Directors;

•	Directing CRM Holdings to elect director designees to serve as directors of Twin Bridges (Bermuda) Ltd., our wholly-owned Bermuda-based reinsurance company;

•	Reappointment of Johnson Lambert & Co. LLP as our independent auditors for 2007 and authorization of the Audit Committee of the Board to set the auditors’ remuneration; and

•	Proposal of the 2007 Employee Stock Purchase Plan.

Each proposal is described in more detail in this proxy statement. Other than matters incident to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting other than those discussed in this Proxy Statement. If any other business is proposed and properly presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter at their discretion.

Record Date and Outstanding Shares

Our Board of Directors has fixed the close of business (Bermuda time) on March 20, 2007, as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual General Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual General Meeting or any and all adjournments or postponements thereof. As of the Record Date, we had 15,878,368 common shares issued and outstanding. This number does not include 395,000 non-voting class B shares. The common shares comprise all of our issued and outstanding voting shares.

Voting at the Annual General Meeting

Methods of Voting

Shareholders can vote at the Annual General Meeting in one of the following ways:

•	Written proxy: You can vote by written proxy by completing, signing and returning the enclosed proxy card in the postage paid envelope provided.

•	In person: You can vote in person at the meeting. If you own shares in street name, you will need to obtain a legal proxy from your broker or bank and bring the legal proxy to the meeting. Please note that if you own common shares in street name and request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person.

Number of Votes

Our shareholders generally have one vote for each common share they hold and are entitled to vote at all meetings of shareholders.

However, pursuant to Section 63 of our Amended and Restated Bye-Laws (the “Bye-Laws”) if and so long as the “controlled shares” of any person would otherwise represent more than 9.9% of the voting power of all of the shares entitled to vote at a meeting of shareholders, then the votes conferred by the shares of such person’s “control group” shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the controlled shares of such person shall not exceed such 9.9% limitation. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder’s “control group.” “Controlled shares” in reference to any person means all common shares that confer the right to vote that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Internal Revenue Code of 1986, as amended (the “Code”)), or, in the case of a U.S. person (as defined in the Bye-Laws), constructively (within the meaning of Section 958(b) of the Code). “Control group” means, with respect to any person, all shares that confer the right to vote directly owned by such person and all shares that confer the right to vote directly owned by each other shareholder any of whose shares that confer the right to vote are included in the controlled shares of such person.

In addition, if, and so long as, the shares held directly by any “related group” would otherwise exceed the 9.9% limitation, then the votes conferred by the shares held directly by members of such “related group” shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares held directly by such related group shall not exceed the 9.9% limitation. The reduction in votes is generally to be applied proportionately among all directly held shares of such related group. “Related group” means a group of shareholders that are investment vehicles and are under common control or management.

For purposes of applying these provisions, shareholders will be entitled to direct that the Board (1) treat them (and certain affiliates) as U.S. persons, and/or (2) treat them (and certain related shareholders) as one person for purposes of determining a shareholder’s control group. The amount of any reduction of votes that occurs by operation of the above limitations will generally be allocated proportionately among all other shareholders. Consequently, under these provisions certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share.

In addition, our Board of Directors may adjust a shareholder’s voting rights to the extent that our Board reasonably determines in good faith that it is necessary to do so to avoid adverse tax consequences or materially adverse legal or regulatory treatment to us, any of our subsidiaries or any of our shareholders or their affiliates. This adjustment may result in a shareholder having voting rights in excess of one vote per share. Therefore, your voting rights might increase above 5% of the aggregate voting power of the outstanding common shares, thereby possibly resulting in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the U.S. Securities Exchange Act of 1934, as amended (the “Securities Exchange Act of 1934”). In addition, the reallocation of your votes could result in your becoming subject to filing requirements under Section 16 of the Securities Exchange Act of 1934.

If your voting interests have been adjusted such that your vote is greater than or less than one vote per share, pursuant to the terms of our Bye-Laws as described above, then the attached proxy card indicates the voting interest attributed to you by the Board of Directors.

Number of Votes Required for Each Proposal

The approval of the matters to be voted upon at the Annual General Meeting require the affirmative vote of a majority of the votes cast at the Annual General Meeting, provided there is a quorum. A quorum exists when there are not less than four persons present in person or by proxy holding in excess of 50% of the votes entitled to be cast at the Annual General Meeting.

Inspector of Election

Our Board has appointed an inspector of election to count votes cast in person or by proxy. Votes attributable to common shares owned by shareholders who are present in person or by proxy at the Annual General Meeting but who elect to abstain from voting will be counted towards the presence of a quorum. However, votes attributable to common shares owned by shareholders and not voted in person or by proxy at the Annual General Meeting, including “broker non-votes,” will not be counted towards the majority needed to approve any matter before the shareholders and thus will have no effect on the outcome of those votes. Votes attributable to common shares held by shareholders who have signed their proxy cards but have not designated how such shares are to be voted will be counted towards the presence of a quorum and will be voted for Proposals Nos. 1, 2, 3 and 4 as described in this proxy statement.

Revocability and Voting of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual General Meeting or at the Annual General Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

•	by writing a letter to our corporate secretary at: Louis J. Viglotti, Esq., General Counsel and Secretary, CRM Holdings, Ltd., PO Box HM 2062, Hamilton HM HX, Bermuda, stating that the proxy is revoked; or

•	by submitting another proxy with a later date; or

•	by voting in person at the Annual General Meeting (attendance at the Annual General Meeting will not, in and of itself, revoke the earlier proxy).

Any notice of revocation of an outstanding proxy must be received at least one hour before the Annual General Meeting. Any shareholder entitled to vote at the Annual General Meeting may attend the Annual General Meeting and any shareholder who has not submitted a proxy or who has properly revoked a proxy or who votes prior to the vote pursuant to the proxy may vote in person at the Annual General Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee, you may not vote in person at the Annual General Meeting, unless you request and obtain a valid proxy from your bank or broker.

Unless we receive specific instructions to the contrary or unless a proxy is properly revoked, votes represented by each properly executed proxy will be voted as follows:

•	FOR the election of each of Keith S. Hynes, Salvatore A. Patafio and Louis Rosner, Esq. as Class II Directors;

•	FOR directing CRM Holdings to elect director designees to serve as directors of Twin Bridges (Bermuda) Ltd., our wholly-owned Bermuda-based reinsurance company;

•	FOR the approval of the appointment of Johnson Lambert & Co. LLP as our independent registered public accounting firm for 2007;

•	FOR the approval our proposed 2007 Employee Stock Purchase Plan; and

•	with respect to any other matters that may properly come before the Annual General Meeting, at the discretion of the proxy holders.

Solicitation

We will pay the costs relating to this proxy statement, the proxy card and the Annual General Meeting. We have retained Georgeson Shareholder to solicit proxies personally or by mail or facsimile at a cost anticipated to be $7,500, plus routine out-of-pocket disbursements. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees may also solicit proxies by mail, facsimile or other means or in person. They will not receive any additional payments for the solicitation.

Householding

If you and others who share your mailing address own our common shares or shares of other companies through bank or brokerage accounts, you may have received a notice that your household will receive only one proxy statement from each company whose shares are held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. You may discontinue householding by contacting your bank or broker.

You may also request delivery of an individual copy of the proxy statement by contacting us at (441) 295-6689, or by writing to our corporate secretary at: Louis J. Viglotti, Esq., General Counsel and Secretary, CRM Holdings, Ltd., PO Box HM 2062, Hamilton HM HX, Bermuda.

You may be able to initiate householding if your bank or broker has chosen to offer this service, by following the instructions provided by your bank or broker.

PROPOSAL NO. 1.	ELECTION OF DIRECTORS

Three individuals are to be elected as Class II directors at this Annual General Meeting. Our Board of Directors currently consists of 8 individuals, although the size of our Board is presently fixed at 9 directors. The Board is divided into three classes of approximately equal size serving staggered three-year terms. There is currently one vacancy on our Board that has not been filled.

The current Class II directors are: (1) Keith S. Hynes, (2) Salvatore A. Patafio and (3) Louis Rosner, Esq. They are all now CRM Holdings directors. The Nominating and Corporate Governance Committee recommends the election of Mr. Hynes, Mr. Patafio and Mr. Rosner to fill the Class II vacancies. If elected, these directors will hold office until their respective successors have been duly elected and qualified at the 2010 Annual General Meeting or, if earlier, their death, resignation or removal. The election of each nominee for director requires the affirmative vote of a majority of the votes cast at the Annual General Meeting. Proxies cannot be voted for a greater number of persons than the nominees named. If any of the nominees for director should become unavailable for election for any presently unforeseen reason, the persons named in the accompanying proxy card have the right to use their discretion to vote for a substitute nominee to be determined by our Board of Directors.

Nominees for Election to the Board of Directors as Class II Directors

The following is biographical information concerning each of the persons nominated to serve as Class II Directors, whose terms, if elected, will expire in 2010:

Keith S. Hynes, 54, has served as a member of our board of directors since November 2005 and was appointed Deputy Chairman in December 2006. He has also served as a member of the board of directors of Embarcadero Insurance Holdings, Inc. and Majestic Insurance Company since our acquisition of the companies in November 2006. Mr. Hynes has served as Executive Vice President and Chief Financial Officer of Max Re Capital Ltd. since September 1999. Mr. Hynes has served as President of Grand Central Re since May 2001, and as a director of Max Europe Holdings and Max Insurance Europe since June 2003, a director of Max Re Diversified since October 2001, a director of Max Re Managers since January 2001 and a director of Max Re Europe since April 2000. Mr. Hynes has announced his intention to retire from Max Re effective April 1,

2007. From 1994 to 1999, Mr. Hynes held various senior management positions, including chief financial officer, at Renaissance Re Holdings, Ltd. Before this, Mr. Hynes held various positions, including Chief Financial Officer, at Hartford Steam Boiler Inspection and Insurance Co. From 1978 to 1983, he held various positions at Aetna Life and Casualty Company. Mr. Hynes is a chartered financial analyst admitted to the CFA Institute and served as a director of DaVinciRe Holdings Ltd. from 2001 to 2006. Mr. Hynes graduated from the State University of New York at Albany with a B.S. in math and computer science and holds an M.B.A. in Finance and Accounting from the Amos Tuck School of Business at Dartmouth College.

Salvatore A. Patafio, 62, has served as a member of our board of directors since September 2005. Mr. Patafio has more than thirty years of extensive experience in various aspects of human resources with IBM Corporation, most recently as Human Resources Manager, Commercial Alliances. From 2002 until 2004, Mr. Patafio held the position of Manager of Human Resources at Micron Technology. For more than five years prior to 2002, Mr. Patafio was a Human Resources Consultant at Dominion Semiconductor L.L.C. He is a graduate of the University of Bridgeport with a B.S. in Industrial and Labor Relations.

Louis Rosner, Esq., 58, has served as a member of our board of directors since September 2005. Mr. Rosner has been involved in the private practice of law, concentrating in employment, labor relations and related business matters, since 1985. Prior to such time he was a Board Attorney and Litigation Specialist with the National Labor Relations Board. Mr. Rosner graduated from Cornell University with a B.S. degree and holds a J.D. from Antioch School of Law.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MR. HYNES, MR. PATIFIO AND MR. ROSNER AS CLASS II DIRECTORS. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

Directors of CRM Holdings currently serving as Class III Directors

The following is biographical information concerning the persons who are currently serving as Class III Directors, whose terms will expire in 2008:

Daniel G. Hickey, Jr., 39, has served as our Chief Executive Officer since December 2006, as our Chairman of the Board from September 2005, and as President of Compensation Risk Managers, LLC since its formation in 1999. Prior to December 2006, Mr. Hickey served as our Co-Chief Executive Officer from September 2005. He also has served as Chief Executive Officer, Chairman of the Board of Majestic and a member of the board of directors of Embarcadero since our acquisition of Embarcadero in November 2006, as President of Eimar and Compensation Risk Managers of California, LLC, since 2001 and 2003, respectively, and as Chairman of the Board of Twin Bridges since 2003. Mr. Hickey has more than 15 years of insurance industry experience. Mr. Hickey graduated from Northeastern University with a B.A. in Finance (with concentrations in insurance and investments). Daniel G. Hickey, Jr. is the son of Daniel G. Hickey, Sr., who is one of our directors.

Charles I. Johnston, 52, has served as a member of our board of directors since May 2006. Since April 2006, Mr. Johnston has been self-employed as the managing member of Johnston Capital Management, LLC. Mr. Johnston served as Chief Executive Officer of Ladenburg Thalmann & Co. Inc., an investment brokerage firm, from April 2004 until March 2005. In addition, Mr. Johnston served as a managing director of Lehman Brothers, an investment banking institution, where his responsibilities included acting as the global head of the private client services group, from June 1996 until February 2004. Mr. Johnston graduated from Colgate University with a B.A. in Russian Studies and holds an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

Directors of CRM Holdings currently serving as Class I Directors

The following is biographical information concerning the persons who are currently serving as Class I Directors, whose terms will expire in 2009:

David M. Birsner, 39, has served as a member of our board of directors since September 2005 and as a member of the board of directors of Embarcadero since our acquisition of Embarcadero in November 2006. Since 1996, Mr. Birsner has served as an insurance broker for Hickey-Finn and Company, Inc., where his responsibilities have involved insurance sales and service. Mr. Birsner graduated from Siena College with a B.A. in Marketing.

Daniel G. Hickey, Sr., 62, has served as a member of our board of directors since September 2005 and as a member of the board of directors of Embarcadero since our acquisition of Embarcadero in November 2006. He has also served as a member of the board of managers of each of Compensation Risk Managers, LLC, Eimar and Compensation Risk Managers of California, LLC since 1999, 2001 and 2003, respectively, and as a Director of Twin Bridges since 2003. Mr. Hickey has served as President of Hickey-Finn and Company, Inc., an insurance brokerage firm, since 1980, where his responsibilities have involved sales and management functions. Mr. Hickey graduated from Marist College with a B.A. in Psychology. Daniel G. Hickey, Sr. is the father of Daniel G. Hickey, Jr., who is our Chief Executive Officer and Chairman of the Board.

Philip J. Magnarella, 69, has served as a member of our board of directors since September 2005. Mr. Magnarella has significant experience working in various areas of education. From 1994 until 2004, Mr. Magnarella held various administrative and consulting positions with the Moore County Schools in Carthage North Carolina. From 2000 until 2004, Mr. Magnarella was also a program evaluator for Sandhills Community College and Hoke County Schools, both in North Carolina. Mr. Magnarella graduated from the State University College at Buffalo with a B.S. degree in Industrial Arts Education and holds an M.Ed from the State University New York at Buffalo in Counseling and Guidance, a CAS from the State University College, New Paltz, New York in Education Administration, and an Ed.D from Columbia University, New York, N.Y. in Education Administration.

Executive Officers who are not Directors:

The following is biographical information concerning each our executive officers who are not directors:

Louis J. Viglotti, Esq., 50, has served as our General Counsel and Assistant Secretary since September 2005 and as our Secretary since December 2005. He also has served as General Counsel of Compensation Risk Managers, LLC since 2001 and as General Counsel of Eimar and Compensation Risk Managers of California, LLC since 2001 and 2003, respectively. He also served as a Director of Twin Bridges from 2003 to 2005. Mr. Viglotti has over 20 years of legal experience. Prior to 2001, he was a partner in the law firm of Vergilis, Stenger, Roberts, Pergament & Viglotti in Poughkeepsie, New York, and he continues to be associated with such firm as a contract attorney. Mr. Viglotti graduated from Marist College, with a B.A. in Pre-Law and holds a J.D. from Pace University School of Law.

Chester J. Walczyk, 51, has served as our Chief Operating Officer since September 2005 and served as Vice President of Loss Control of Compensation Risk Managers, LLC from 2000 to January 2003, when he was promoted to Senior Vice President of Loss Control and Risk Management, which position he has also held at Compensation Risk Managers of California, LLC since October 2003. In November 2004, he became Chief Operating Officer of Compensation Risk Managers of California, LLC. In July 2005, he became Chief Operating Officer of Compensation Risk Managers, LLC. Mr. Walczyk began his career in the industry in 1980 as a Loss Control Consultant. Mr. Walczyk holds the professional designation of Associate in Risk Management (ARM) and has significant experience in the areas of risk management, underwriting, product development and marketing, which he has used to develop and present training seminars throughout the country. Mr. Walczyk graduated from the State University of New York at Buffalo with a B.S. in Industrial Technology.

James J. Scardino, 53, has served as our Chief Financial Officer since August 2005 and has served as Senior Vice President and Chief Financial Officer of Compensation Risk Managers, LLC since August 2005.

From 2003 to 2005, Mr. Scardino held the position of Senior Vice President, Finance with RSC Insurance Brokerage, Inc., where his responsibilities included financial management. From March 2000 until May 2003, Mr. Scardino was Executive Vice President of Allied American Insurance Agency, Inc., where he was responsible for program management. Mr. Scardino graduated from the University of California, Berkeley with a B.A. in Anthropology and holds an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

Robert V. Polansky, 41, has served as our Senior Vice President of Sales and Product Development since December 2006. From 1999 until December 2006, Mr. Polansky was Executive Vice President of Gallagher Re, where his responsibilities included developing and implementing new products and managing a team of domestic reinsurance brokers. Mr. Polansky graduated from Providence College with a B.S. in Marketing and Finance.

Current Directors and Executive Officers

The following table shows our current executive officers and directors, their ages, position and committee memberships:

Name	Age	Title and Committees

Daniel G. Hickey, Jr.(3)	39	Chief Executive Officer and Chairman of the Board, Finance and Investment Committee
Louis J. Viglotti, Esq.	50	General Counsel and Secretary
Chester J. Walczyk	51	Chief Operating Officer
James J. Scardino	53	Chief Financial Officer
Robert V. Polansky	41	Senior Vice President of Sales and Product Development
David M. Birsner(1)	39	Director
Daniel G. Hickey, Sr.(1)	62	Director
Keith S. Hynes(2)	54	Director, Chair of Audit Committee, Chair of Finance and Investment Committee
Charles I. Johnston(3)	52	Director, Audit Committee, Compensation Committee, Finance and Investment Committee
Philip J. Magnarella(1)	69	Director, Chair of Nominating and Corporate Governance Committee, Compensation Committee
Salvatore A. Patafio(2)	62	Director, Chair of Compensation Committee, Nominating and Corporate Governance Committee, Audit Committee
Louis Rosner, Esq.(2)	58	Director, Nominating and Corporate Governance Committee, Finance and Investment Committee

(1)	Denotes Class I Director with term expiring in 2009.

(2)	Denotes Class II Director with term expiring in 2010.

(3)	Denotes Class III Director with term expiring in 2008.

THE BOARD AND BOARD COMMITTEES

Our Board of Directors currently consists of 8 individuals, although the size of our Board is presently fixed at 9 directors. The Board is divided into three classes of approximately equal size serving staggered three-year terms. There is currently one vacancy on our Board that has not been filled. The Board has four primary standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Finance and Investment Committee. The members of the respective committees are:

Nominating and
			Corporate	Finance and
	Audit	Compensation	Governance	Investment
Name	Committee	Committee	Committee	Committee

David M. Birsner
Daniel G. Hickey, Jr.				X
Daniel G. Hickey, Sr.
Keith S. Hynes*	Chair			Chair
Charles I. Johnston*	X	X		X
Philip J. Magnarella*		X	Chair
Salvatore A. Patafio*	X	Chair	X
Louis Rosner, Esq.*			X	X

*	Independent director

In addition to these committees, our Board also has a standing Qualified Legal Compliance Committee, Proxy Committee and Disclosure Committee.

Meetings

The Board and its Committees held the following number of meetings during 2006:

Number of
Meetings in
2006

Board of Directors	6
Audit Committee	4
Compensation Committee	8
Nominating and Corporate Governance Committee	5
Finance and Investment Committee	6

All of our incumbent directors attended in person, or by telephone from outside of the United States, at least 75% of the total number of meetings of the board and any committee on which he served. We encourage and expect all of our directors to attend our annual general meetings of shareholders, in the absence of a scheduling conflict or other valid reason. All of our directors, then in office, attended in person the 2006 Annual General Meeting held on May 9, 2006.

Executive Sessions

As required by our Guidelines of Corporate Governance, the Board holds meetings in “executive sessions.” Executive sessions are meetings of the non-employee members of the Board (including those who may not be independent) and are scheduled throughout the year. For 2006, the Board held 6 executive session meetings.

Committee Charters

The Board has adopted written charters for all of its committees, including the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The respective charters govern each committee’s duties and conduct. Each committee reviews its charter annually for any appropriate revisions. You may obtain copies of all of the committees’ charters free of charge on our website at

www.crmholdingsltd.bm, or by contacting our corporate secretary at: Louis J. Viglotti, Esq., General Counsel and Secretary, CRM Holdings, Ltd., P.O.Box 2062, Hamilton HM HX, Bermuda. Our Compensation Committee amended its charter on March 7, 2007, to incorporate the SEC’s changes to executive compensation disclosures. A copy of the Compensation Committee’s revised charter is attached to this Proxy Statement as Appendix A.

Audit Committee

The Audit Committee consists of directors Hynes, who chairs the committee, Patafio and Johnston. Our Board has determined that all directors serving on our Audit Committee meet the independence standards required of Audit Committee members by the Securities Exchange Act of 1934 and Nasdaq’s listing standards. Our Board has also determined that none of our Audit Committee members have participated in preparing our financial statements or any of our subsidiaries’ financial statements at any time during the past three years and that all of our Audit Committee members are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.

Keith Hynes, who is a chartered financial analyst admitted to the CFA Institute and our Audit Committee Chairman, has been designated as our Audit Committee financial expert. In making this determination, the Board made a qualitative assessment of Mr. Hynes’ level of knowledge and experience based on a number of factors, including his formal education, past employment experience in accounting and professional certification in accounting.

Our Audit Committee is primarily concerned with assisting our Board of Directors in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, performance of our independent auditors and our compliance with legal and regulatory requirements. The Audit Committee’s responsibilities also include appointing, reviewing, determining funding for and overseeing our independent auditors and their services, and to the extent it deems necessary or appropriate among other responsibilities:

•	reviewing and discussing with our management team and independent auditors our audited financial statements, related accounting and auditing principles, practices and disclosures;

•	reviewing and discussing our audited annual and unaudited quarterly financial statements before their filing;

•	establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding our financial statements or accounting policies;

•	reviewing reports from the independent auditors on all critical accounting policies and practices to be used for our financial statements and reviewing the results of those audits; and

•	monitoring the adequacy of our operating and internal controls as reported by our management and the independent or internal auditors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of directors Magnarella, who chairs the committee, Patafio and Rosner. Our Board has determined that all directors on our Nominating and Corporate Governance Committee meet Nasdaq’s listing standards for independence.

Our Nominating and Corporate Governance Committee’s primary responsibilities are to:

•	identify individuals qualified to become directors for recommendation to our board of directors;

•	identify and recommend for appointment to our board of directors, directors qualified to fill vacancies on any committee of our board of directors;

•	have sole authority to retain and terminate any consultant or search firm to identify director candidates and to have sole authority to approve the consultant or search firm’s fees and other retention terms;

•	develop and recommend to the board a set of corporate governance principles and code of business conduct and ethics applicable to us; and

•	exercise oversight of the evaluation of the board and management.

Shareholder Nominations

The Nominating and Corporate Governance Committee will consider all shareholder recommendations for candidates for our Board of Directors. The Nominating and Corporate Governance Committee will also consider candidates recommended by our current directors, executive officers, employees and others. To be considered for membership on our Board of Directors, a candidate should meet the following minimum criteria: (1) a solid education, (2) extensive business, professional or academic experience, and (3) the requisite reputation, character, skills and judgment, which, in the Nominating and Corporate Governance Committee’s view, have prepared the candidate for dealing with the multifaceted financial, business and other issues that confront boards of companies with our similar size, complexity, reputation and success.

All shareholder recommendations should be in writing and received by us between 150 days and 120 days before the date of the first anniversary of the notice convening the previous year’s annual general meeting. Therefore, if you are proposing to a submit a candidate for our Board for consideration by our Nominating and Corporate Governance Committee for the 2008 Annual General Meeting, the information should be received by us between November 1, 2007 and December 1, 2007. Your candidate recommendation submission should contain the following information:

•	the shareholder’s name and address, as it appears in the register of shareholders;

•	a representation that the shareholder is a holder of record of shares entitled to vote and intends to appear in person or by proxy at the meeting to make such nomination;

•	the class and number of shares which are held by the shareholder;

•	the name and address of each individual to be nominated;

•	a description of all arrangements or understandings between the shareholder and any such nominee and any other person or persons (naming such person or persons) pursuant to which such nomination is to be made by the shareholder;

•	a description of all material personal and business relationships between the shareholder and any such nominee during the prior 10 years;

•	such other information regarding any such nominee that would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act;

•	the signed consent of any such nominee to serve as a director, if so elected; and

•	the certification of any such nominee as to the accuracy and completeness of the information provided in such submission.

Once the Nominating and Corporate Governance Committee has identified prospective nominees, background information will be solicited on the candidates, and all candidates will be investigated, interviewed and evaluated. The Committee then reports its findings and recommendations to our Board for a final determination of the nominees. No distinctions will be made between internally recommended candidates and candidates recommended by our shareholders.

All nominees for director in this proxy statement met our Board’s criteria for membership and were recommended by the Nominating and Corporate Governance Committee for election by shareholders at this Annual General Meeting.

Compensation Committee

The Compensation Committee consists of directors Patafio, who chairs the committee, Magnarella and Johnston. Our Board has determined that all directors on our Compensation Committee meet Nasdaq’s listing standards for independence. Each committee member is also a “non-employee director” as defined under Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” as defined under Code Section 162(m).

The Compensation Committee’s responsibilities include:

•	reviewing and approving corporate and individual goals and objectives relevant to the compensation of our executive officers;

•	evaluating the performance of our executive officers in light of such corporate and individual goals and objectives and, based on that evaluation, together with the other independent directors if directed by the board of directors, determining the base salary and bonus of the executives officers;

•	administering any management incentive plan, stock option plan or other similar plan we may adopt and approving all grants made pursuant to such plan; and

•	making recommendations to our board of directors regarding director compensation and any equity-based compensation plans.

Further information on the role of our Compensation Committee is described below under the section entitled “Compensation Discussion and Analysis.”

Finance and Investment Committee

The Finance and Investment Committee consists of directors Hynes, who chairs the committee, Hickey, Jr., Johnston and Rosner. The Committee’s primary responsibility is to oversee our Board’s responsibilities relating to our financial affairs and to make recommendations to the Board in connection with our investment policy. The Finance and Investment Committee also oversees:

•	our capital structure;

•	our cash management and investment policies and guidelines;

•	new business initiatives and strategic investments, policies and strategies for achieving investment objectives;

•	issuances of our shares;

•	any company share repurchases;

•	proposed acquisitions or dispositions of assets, material capital expenditures and long-term commitments; and

•	the performance of our investment managers and their compliance with our investment policy.

Other Committees

In addition to these committees, our Board also has a standing Qualified Legal Compliance Committee, Proxy Committee and Disclosure Committee.

The Qualified Legal Compliance Committee consists of the same members as our Audit Committee, which are directors Hynes, Patafio and Johnston. The Qualified Legal Compliance Committee’s function is to receive, review, investigate and take any appropriate actions on reports from our in-house attorneys or outside counsel of material violations of U.S. federal or state laws or of a material breach of a fiduciary duty arising under U.S. federal or state law. The Disclosure Committee consists of certain members of our management team, including our chief executive officer and chief financial officer. The Disclosure Committee is primarily responsible for designing our disclosure controls and procedures and reviewing and supervising all of our SEC and market disclosures. The Proxy Committee consists of directors Rosner, who chairs the committee, Magnarella and Patafio. The Proxy Committee’s primary responsibilities are to appoint the inspector of election for our annual general meetings, represent proxies as assigned by our shareholders, oversee the proxy voting process and ensure that all proxies are accurately represented. During 2006, the Qualified Legal Compliance Committee met once, the Disclosure Committee met 5 times, and the Proxy Committee met once.

Director Compensation

Our current compensation and benefit program for non-management directors has been in effect since our IPO in December 2005. The program is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of our size and scope; compensation should align our directors’ interests with the long-term interests of shareholders; and the structure of the compensation should be simple, transparent and easy for our shareholders to understand. Our program therefore consists of two components: retainer fees paid in cash and an annual grant of restricted stock under our 2005 Long-Term Incentive Plan.

The following table shows the compensation paid to our non-employee directors for the 2006 fiscal year:

	Fees Earned or Paid	Stock Awards	Total
Name	in Cash ($)	($)(1)	($)

David M. Birsner	50,000	8,002	58,002
Allan Fulkerson(2)	26,507		26,507
Daniel G. Hickey, Sr.	50,000	8,002	58,002
Keith S. Hynes	100,000	6,697	106,697
Charles I. Johnston(3)	54,959	5,354	60,313
Philip J. Magnarella	75,000	8,002	83,002
Salvatore A. Patafio	100,000	8,002	108,002
Louis Rosner, Esq.	60,000	8,002	68,002

(1)	The grant date fair value of the awards for our directors in 2006 was:

Grant Date Fair
Value of Stock
Name	Awards ($)

David M. Birsner	25,000
Daniel G. Hickey, Sr.	25,000
Keith S. Hynes	25,000
Charles I. Johnston	25,000
Philip J. Magnarella	25,000
Salvatore A. Patafio	25,000
Louis Rosner, Esq.	25,000

(2)	Allan Fulkerson resigned from our Board of Directors effective May 9, 2006.

(3)	The reduced amount paid to Charles Johnston in 2006 reflects the fact that he did not start service on our Board of Directors until his election at our 2006 Annual General Meeting on May 9, 2006.

Our non-employee directors receive annual compensation of $50,000 in cash and $25,000 in restricted common shares. The $50,000 cash payment acts as our retainer fee for the directors’ services. We also pay our directors who serve on certain committees an additional cash stipend for the additional time required by committee service. Specifically, our directors who serve on the Compensation Committee or Nominating and Corporate Governance Committee also receive an additional $10,000 in cash for each committee. The chairpersons of these committees each receive $15,000 instead of $10,000. Our directors who serve on the Audit Committee receive an additional $25,000 in cash. Our Audit Committee chairperson receives $50,000 instead of $25,000. The restricted common shares granted to our non-employee directors vest over a three year period, at a rate of one-third each year. Finally, we also reimburse our non-employee directors for any out-of-pocket expenses they may incur for their service.

CORPORATE GOVERNANCE

Our Board members are kept informed of our business through discussions with our chairman and chief executive officer and other executive officers, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees. The Board is committed to good business practices, transparency in financial reporting and the highest level of corporate governance.

Guidelines of Corporate Governance

Our Board of Directors’ commitment to good corporate governance is reflected in our Guidelines of Corporate Governance, which describe the Board’s views on a wide range of governance topics. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines at least annually and recommending any proposed changes to the Board for approval. You may obtain a copy of our Guidelines of Corporate Governance free of charge on our website at www.crmholdingsltd.bm, or by contacting our corporate secretary at: Louis J. Viglotti, Esq., General Counsel and Secretary, CRM Holdings, Ltd., P.O. Box 2062, Hamilton HM HX, Bermuda.

Code of Business Conduct and Ethics

In addition to our Guidelines of Corporate Governance, our Board has adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics includes provisions relating to conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, gifts and entertainment, equal employment opportunity and harassment, records retention, compliance with laws, rules and regulations, and ethical behavior. Our Code of Business Conduct and Ethics is intended to meet the definition of a “code of ethics” under applicable SEC rules. It applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and other executive officers. You may obtain a copy of our Code of Business Conduct and Ethics free of charge on our website at www.crmholdingsltd.bm, or by contacting our corporate secretary at: Louis J. Viglotti, Esq., General Counsel and Secretary, CRM Holdings, Ltd., P.O. Box 2062, Hamilton HM HX, Bermuda.

Director Independence and Independence Determinations

Under Nasdaq’s listing standards and our Guidelines of Corporate Governance, our Board of Directors must have a majority of “independent” directors who meet the applicable criteria for independence. Our Board examines the independence of the directors on an annual basis in both fact and appearance to promote arms-length oversight. To make the independence determinations, the Board relies on the standards set forth in Rule 4200 of the Nasdaq Marketplace Rules. The independence standards require the Board to affirmatively determine whether a director is “independent” by reviewing a set of objective standards. These objective standards generally provide that no director or nominee for director qualifies as “independent” unless the Board of Directors affirmatively determines that the director does not have a relationship with us which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition to the objective standards, Rule 4200 specifies certain transactions that will automatically disqualify a director from being considered independent.

Based upon this, our Board of Directors has affirmatively determined that CRM Holdings has a majority of “independent” directors that comprise its Board, as required by Nasdaq’s listing standards and our Guidelines of Corporate Governance. Independent directors as of December 31, 2006 consisted of directors Hynes, Johnston, Magnarella, Patafio and Rosner. The Board believes that these directors are independent, because they are not executive officers or employees of CRM Holdings or its subsidiaries and otherwise satisfy all of the Nasdaq independence requirements and, in the opinion of the Board of Directors, are not individuals having a relationship which will interfere with the exercise of independent judgment in carrying out the responsibilities of a director. As part of our Board’s evaluation process, each director provided confirmation that all of the objective criteria for independence are satisfied and that each director has no other relationship with CRM Holdings or its subsidiaries which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Communications with the Board of Directors

Shareholders may communicate with our Board of Directors or the chairman of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee by writing to the Chairman of the Board or the chairman of the intended committee, as the case may, at: c/o Louis J. Viglotti, General Counsel and Secretary, CRM Holdings, Ltd., P.O. Box HM 2062, Hamilton HM HX, Bermuda. The envelope should clearly indicate the person or persons to whom the corporate secretary should forward the communication. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This past year presented a number of challenges for our executive officers, our Compensation Committee and our Board. We completed our first full year as a public company, we successfully completed a significant acquisition, and our co-chief executive officer, who was also one of our founders, resigned in December.

Before our IPO in December 2005, we were composed of a number of affiliated privately-owned companies. Our executives’ salaries and bonuses were set by our then governing body. We also did not have any separate committees, such as a compensation committee. Further, since our equity interests were illiquid, our compensation philosophy at the time was that the best method to compensate our executives was through cash payments, such as salary, bonuses and distributions on equity interests, rather than through the grant of equity securities.

After our IPO, however, we fundamentally changed our compensation philosophy. First, we created our independent Compensation Committee to set and review our executives’ compensation packages. We also started to implement our equity incentive program adopted during our IPO. This program allows us to shift away from our compensation packages from our pre-IPO policy of cash payments to including incentive-based compensation in the form of our equity securities. Although we have implemented many changes, we continue to develop our compensation practices. This section, therefore, seeks to discuss the principles underlying our executive compensation policies and our decisions so far, and the principles that we expect to use in coming years.

Our Named Executive Officers

For 2006, our Named Executive Officers and their titles were:

Name	Title

Daniel G. Hickey, Jr.	Chief Executive Officer/Co-Chief Executive Officer
Martin D. Rakoff	Co-Chief Executive Officer
James J. Scardino	Chief Financial Officer
Louis J. Viglotti	General Counsel and Secretary
Chester J. Walczyk	Chief Operating Officer

Our Executive Compensation Decision Process

Overview

Our compensation planning and decision-making process is an on-going process. Although many of the decisions will be made in either the fourth or first quarter of a fiscal year, the compensation planning process neither begins nor ends with any particular meeting. This was especially true in 2006, since it was our first full year as a public company. Our Compensation Committee regularly met to review and begin implementing our compensation programs. Our Compensation Committee’s intention is to continually review our business and succession planning and to evaluate our executive officers’ performance and compensation packages.

Management’s Role in the Compensation Setting Process

Our chief executive officer plays a significant part in the compensation setting process for our executive officers (except for his own). Generally, our chief executive officer’s role is to:

•	evaluate each executive’s performance

•	establish and provide our Compensation Committee with the business performance-targets and objectives for the upcoming year, and

•	recommend salary levels.

Our Compensation Committee is solely responsible for making decisions with respect to our chief executive officer’s compensation package.

Compensation Advisors

Our Compensation Committee’s charter grants it the authority to hire and fire advisors and compensation consultants. On their recommendation, we are obligated to pay these advisors. These advisors report directly to the Committee.

We engaged Pearl Meyer & Partners during our IPO process to assist in the design of our compensation packages. Their primary work consisted of designing the packages for our co-chief executive officers and general counsel, along with making a base salary recommendation for our chief financial officer. Our Compensation Committee also engaged a second independent firm, Alan A. Nadel & Associates, to review the reasonableness of the proposed compensation packages. At the end of 2006, we also engaged Pearl Meyer & Partners to provide counsel to the Compensation Committee regarding the negotiation and design of Mr. Rakoff’s severance agreement and to also provide counsel regarding certain issues pertaining to the design of a compensation package necessitated by the hiring of our senior vice president of sales and marketing.

Consistent with its charter, the Compensation Committee is not bound by the recommendations provided by its professional advisors, and reserves the right to make decisions which are inconsistent with that advice, to the extent that the Committee believes such decisions are in CRM Holdings’ best interests.

Our Compensation Committee has not engaged Pearl Meyer & Partners or any other compensation consultant for our 2007 compensation program as of the date of this Proxy Statement.

Competitive Market Analysis and Benchmarking

Since 2006 was our first full year as a public company, we are still developing many of our guidelines for setting our executives’ compensation, including methodologies for setting salaries, annual cash incentive targets and long-term equity incentives.

To date, our Compensation Committee has only used a benchmarking analysis, which was prepared and submitted to them by one of our compensation consultants. The Compensation Committee used the benchmark analysis to determine the targets for our annual cash bonuses and the requirement that our chief executive officer’s total direct compensation package be targeted at no less than the 75th percentile of an appropriate group of peer companies, as determined by the Compensation Committee. In doing so, the Compensation Committee reviewed two sets of companies: mature companies and IPO peer companies. The mature companies included: American Physicians Capital, Inc., Baldwin & Lyons, Inc., CNA Surety Corporation, FPIC Insurance Group, Inc., National Interstate Corporation, The Navigators Group, Inc., NY Marine & General, RLI Corp., SCPIE Holdings, Inc. and United America Indemnity, Ltd. The IPO peer companies included: Affirmative Insurance Holdings, Inc., Amerisafe, Inc., James River Group, Inc., National Interstate Corporation, North Pointe Holdings Corporation, ProCentury Corporation, Quanta Capital Holdings, Ltd., Republic Companies Group, Inc., SeaBright Insurance Holdings, Inc. and Tower Group, Inc. Apart from this, no other benchmarking or competitive market analysis was used for our 2006 compensation packages.

As we more fully develop our guidelines, however, we may start to implement other formal or informal benchmarking and competitive market analysis. We believe that information regarding pay practices at other companies is useful in three respects:

•	our compensation practices must be competitive in the marketplace,

•	the marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation, and

•	the information helps us to establish the targets for our compensation decisions.

This is not to say, however, that we will solely rely on these analyses. We do not believe that it is appropriate to establish compensation levels exclusively based on benchmarking and competitive market analysis, because we believe that we must make decisions based upon our business objectives.

Evaluations

Our Compensation Committee’s charter and our Guidelines of Corporate Governance require an annual review by the Compensation Committee of the chief executive officer’s corporate and individual goals and objectives relevant to his compensation. These findings then help our Compensation Committee in setting our chief executive officer’s base salary and bonus, subject to the terms of his employment agreement.

Our Compensation Committee did not use an evaluation to set the chief executive officer’s compensation package for 2006, since it was our first year operating under our Guidelines of Corporate Governance and the Compensation Committee’s charter. The Compensation Committee has, however, created a formal written evaluation process to assist in setting our chief executive officer’s compensation package for future years. The process includes receiving input from our Board of Directors and other executive officers through a written questionnaire. The questionnaire’s responses are then reviewed by our Compensation Committee on an anonymous basis and discussed with the chief executive officer. The evaluations allow the Compensation Committee to continually work with our chief executive officer to highlight and improve his strengths and weaknesses. The evaluations also provide our Compensation Committee with a form of subjective analysis to assist in setting future incentive payments. Our Compensation Committee completed an initial evaluation in late January 2007, and will be using the information to assist in setting our chief executive officer’s compensation for 2007 and upcoming years.

For the other executive officers, our Compensation Committee uses an informal evaluation process that includes regular review of our business performance compared against objectives, along with discussions with other members of our Board and executives.

Our Compensation Philosophy and Program Objectives

Our executive compensation program seeks to attract, motivate and retain our executive officers. We endeavor to reward our executive officers for value creation, achievement of our business plan, performance at or above the expected levels and an overall entrepreneurial spirit. Our compensation programs are designed, in part, to encourage our executive officers to think and act like, and over time to become, company shareholders. We want our executive officers to profitably grow our business and to take appropriate risk with our capital in order to generate returns for our shareholders, while at the same time sharing the downside risk if those risks cause poor performance or even loss.

In sum, our compensation goals are based on a “pay-for-performance” philosophy. We therefore try to create an environment that fosters and rewards:

•	generating profitable growth of the fee-based self-insurance workers’ compensation products;

•	finding and assuming attractively priced risk for our traditional workers’ compensation insurance products;

•	expanding our reinsurance business and the management of our overall risk exposure to mitigate losses;

•	developing new business lines for non-workers’ compensation property and casualty insurance products;

•	working hard and cooperating with colleagues; and

•	providing excellent service to clients and colleagues.

While we believe that overall compensation levels should be sufficiently competitive to attract, maintain and motivate skilled and talented executives, we also believe that compensation must be set at reasonable levels.

Our Executive Compensation Program

Overview

Our executive officers’ compensation program consists of the following four components:

•	Base salary

•	Annual Cash Bonuses

•	Long-Term Incentive Awards

•	Additional Benefits and Perquisites

We believe that an appropriate mix of short-term compensation, such as base salaries, annual cash bonuses, and perquisites, with long-term compensation helps us to achieve our compensation philosophy and objectives. We also believe that the appropriate mix of these elements helps our goals of aligning our executives’ interests with those of our shareholders, creating shareholder value and implementing our “pay-for-performance” philosophy.

We believe our chief executive officer’s compensation program, for example, strikes an appropriate balance between salary and incentive compensation policies. The short-term and long-term incentives are tied to the Compensation Committee’s evaluation of the chief executive officer’s performance as a whole. Assuming no equity payments, his base salary is the only fixed component and represents less than 34% of the total reward program at target levels of payout when performance goals are met, and approximately 25% of the total reward program at maximum levels of payout. A large part of the chief executive officer’s overall compensation is therefore tied to our performance and the creation of shareholder value.

Base Salary

Base salary is an important element of our executive officers’ compensation program. We seek to recognize the experience, skills, knowledge and responsibilities of our executive officers. We establish base salary levels which also seek to provide our executive officers with a minimum level of monthly income and steady cash flow during the course of the year that is not contingent on short-term variances in our operating performance.

For our chief executive officer and general counsel’s respective base salaries for 2006, we paid the minimum amounts required under their employment agreements. These amounts were reviewed and set by our Compensation Committee during the employment agreement negotiations conducted in connection with our IPO. These base salary levels reflect our Compensation Committee’s subjective judgment, which took into account each executive’s respective position and tenure, our present needs, the executive’s individual performance, achievements and prior contributions and the executive’s salary in place before our IPO.

In 2006, we paid our other executives based on the amounts they were receiving before our IPO. These amounts were set when we were a private company, and our Compensation Committee continued to approve payment of these salary levels based on its review and subjective judgment. In setting these salary levels before our IPO, we considered, among other things, our overall compensation philosophy, the experience and industry knowledge of the executive officer and the quality and effectiveness of his leadership abilities. We also informally considered the base salaries paid to executives in comparable positions at companies in the same industry. We did not apply any specific weighting to these factors, but instead relied on our subjective judgment and an understanding of the insurance industry’s market for executive officers.

We annually review our executives’ base salaries and expect our executive officers’ salaries to stay relatively constant, materially increasing only when the insurance market changes drastically or when an executive assumes a larger role. When doing so, we will primarily consider our compensation philosophy, our business performance, the present state of the insurance industry employment market and overall increases in the economic cost of living.

Annual Cash Bonuses

In addition to base salaries, our executive officers are eligible for discretionary annual cash bonuses. These bonuses are intended to reward individual performance by achieving specified, performance-based goals established for the year.

For 2006, only our chief executive officer and general counsel were eligible for annual cash bonuses. Each of their respective employment agreements provide that if specified performance criteria or levels set by our Compensation Committee are met, the executives can earn annual cash bonuses of:

	Bonus at Threshold	Bonus at Target	Bonus at Maximum
Executive Officer	Performance Level	Performance Level	Performance Level

Chief Executive Officer	First dollar of the bonus award	100% of Base Salary	200% of Base Salary
General Counsel	First dollar of the bonus award	50% of Base Salary	75% of Base Salary

Our Compensation Committee considered three factors in setting the bonus targets for 2006: (1) the level of performance outlined in our financial projections, (2) the level of performance that should be expected from companies in the same or similar industry, and (3) our past performance. From this, the Compensation Committee determined that the annual cash bonuses should be based on a “2-for-1” leverage factor with a performance target level of $17 million in net income. A “2-for-1” leverage factors provides that for every percentage point below the target, the incentive program should decrease at twice that amount, and, for every percentage point above the target, the incentive payout should increase at a 2-for-1 ratio. Consequently, the incentive payouts for 2006 are summarized as:

	Bonus at	Bonus at	Bonus at
	$8.5 Million	$17 Million	$25.5 Million

Chief Executive Officer	First dollar of the bonus award	$650,000	$1,300,000

	Bonus at	Bonus at	Bonus at
	$8.5 Million	$17 Million	$21.25 Million

General Counsel	First dollar of the bonus award	$150,000	$225,000

For fiscal year ended December 31, 2006, we earned $14.33 million in income on a pre-bonus expense basis. Accordingly, the annual cash bonus payments were calculated at $446,016 for Mr. Hickey, Jr. and $103,500 for Mr. Viglotti.

Mr. Hickey, Jr., however, elected to receive an award of restricted shares under our 2005 Long-Term Incentive Plan in place of his annual cash bonus. Our Compensation Committee therefore granted 55,822 restricted shares to Mr. Hickey, Jr. on March 7, 2007. This grant is not reflected in our executive compensation tables below as it was granted after our fiscal year end. Mr. Hickey, Jr.’s award of restricted shares had a grant date fair value of $446,018, which was substantially equal to the amount of his 2006 annual cash bonus payment if he would have received this amount in cash. In addition, the Compensation Committee and Mr. Hickey, Jr. agreed that the grant of restricted shares would vest ratably over a two-year period, deviating from our standard three-year vesting period under the 2005 Long-Term Incentive Plan. The vesting of the restricted shares is based solely on Mr. Hickey, Jr.’s continued employment with us, subject to certain exceptions for death, disability or retirement, which are the same as all other participants under the 2005 Long-Term Incentive Plan.

Our Compensation Committee used a performance target of net income for fiscal year 2006, based upon the recommendation of Pearl Meyer & Partners. Pearl Meyer & Partners recommended that, for our first full year as a public company, net income would provide an accurate reflection of our creation of shareholder value. Going forward, however, we are planning to shift our performance targets away from strictly net income. Under the new arrangement for 2007, our executive officers who are eligible to receive an incentive compensation bonus will receive such a bonus if we achieve a specified target level of performance using various performance metrics, expected to include several measurements in addition to net income. If one or more of the corporate performance metrics is achieved, our Compensation Committee will exercise its discretion to award certain of our executive officers a cash bonus for 2007, up to the targets and maximums specified in each of the executive officers’ respective employment agreements.

In addition to the discretionary annual cash bonus, our chief executive is eligible under his employment agreement to receive an annual “producer” incentive cash bonus. Our Compensation Committee considers this producer bonus as an important factor in connection with our “pay-for-performance” philosophy. It is intended to reward our chief executive officer for his active and important role in producing business for our company and as a primary founder of the company. A bonus payment to our chief executive officer in an amount equal to 2.5% of our net income is triggered in the first fiscal year that we achieve $25 million or more of net income. Once the initial bonus is paid, our Compensation Committee may adjust the factors used to set the bonus, including the net income target of $25 million and the payment amount of 2.5% of net income.

Our Compensation Committee annually reviews our executive officers’ annual cash bonus opportunities. We also expect to make additional executive officers eligible in future years to receive an annual cash bonus, since we believe cash bonuses represent an integral part of our “pay-for-performance” philosophy and can provide an incentive to create business and shareholder value.

Long-Term Incentive Awards

We have adopted the 2005 Long-Term Incentive Plan that provides for grants of incentive stock options, non-qualified stock options, restricted shares, stock appreciation rights, performance awards, restricted share units, phantom shares and other share based awards to our executives, directors and key employees. The 2005 Long-Term Incentive Plan is administered by our Compensation Committee. We believe that stock-based incentives should be appropriately granted to our executive officers to help align their interests with those of our shareholders, in accordance with our compensation policy. Through these equity grants, we seek to emphasize the importance of improving the performance of our stock price, increasing shareholder value over the long-term and encouraging our executive officers to own our common shares.

To date, we have only granted restricted shares, despite other equity awards, including stock options, being available under the 2005 Long-Term Incentive Plan. The restricted shares vest in three equal installments over a three-year period from when they are granted. We believe these grants provide an effective means of long-term incentive compensation because:

•	the vesting feature of the shares provides an incentive to remain employed with us;

•	the long-term nature of the vesting period provides the executives with an incentive to improve stock price performance and to increase our shareholder value; and

•	using restricted shares allows us to fix our compensation costs at the date of grant, as compared to the expensing of stock options which is subject to the volatility of our stock price.

Upon the closing of our IPO in December 2005 and again in March 2006, we granted an equity award of restricted stock to our chief financial officer, chief operating officer and certain key employees. We made these grants in order to align our employees’ interests with those of our shareholders and to reward our executives and key employees for the successful completion of our IPO. We also believe that our executive officers and key employees were responsible for the financial performance of our company and therefore should have been rewarded for putting our predecessor companies in a position to consummate an initial public offering. The individual grant amounts were calculated as a percentage of our executive officers’ and key employees’ salaries divided by our IPO share price of $13.00 and our common share closing price on March 25, 2006. The total awards to our chief financial officer and chief operating officer were equal to 75% of their respective salaries.

We also granted awards of restricted shares in December 2006, to our chief financial officer, chief operating officer, general counsel and key employees. Except for our general counsel, we used these grants in lieu of annual cash bonuses, which were generally paid before our IPO. We believe that it was important to reward the individuals for their hard work during this challenging year, including all of their efforts to successfully complete a significant acquisition. We also determined that the award of restricted shares in lieu of cash bonuses would further our compensation philosophy and objectives.

We did not grant any long-term equity incentive awards to our chief executive officer in 2006. Our Compensation Committee made this decision because of our preferred tax status as a non-controlled foreign corporation. Under the tax guidelines, we must be cautious of individuals acquiring more than 10% of our outstanding common shares. Our chief executive officer currently holds approximately 9.7% of our outstanding common shares, which he received during the IPO in exchange for his interests in the pre-restructuring limited liability companies and Twin Bridges. Our Compensation Committee determined that it would wait to grant equity awards to our chief executive officer until one year after our IPO, when he is eligible to start selling shares under the Rule 144 “dribble-out” provisions. We expect that our Compensation Committee will start using long-term equity incentive grants as part of our chief executive officer’s compensation package for 2007, since he is now eligible under Rule 144 to sell a portion of his shares.

Additional Benefits and Perquisites

Our final primary compensation element consists of other benefits and perquisites provided to our executive officers.

All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, vision, group life insurance, disability and our 401(k) plan. In each case, we provide these benefits to our executive officers on the same basis as our other employees.

In addition, we provide our executive officers with perquisites, including vehicle allowances, tax gross-ups, life insurance policy premiums, housing allowances, personal financial or tax advice. These perquisites are described in more detail in a footnote to our Summary Compensation Table. We believe that the perquisites provided are generally comparable to those offered to executive officers in companies similar to our size and industry. We also believe that these perquisites help us to attract and retain our executives. Our Compensation Committee plans to regularly review these benefits to determine that such prerequisites are reasonable and justified. If our Compensation Committee determines that the perquisites are not reasonable or justified, then we expect the Compensation Committee will stop offering them to our executive officers.

Severance and Change-in-Control Agreements

Finally, we also provide certain of our executive officers, which are Mr. Hickey, Jr. and Mr. Viglotti, with severance and change-in-control agreements. We believe that severance packages are a common characteristic of compensation for key executive officers. They are intended to provide our executive officers with a sense of security in making the commitment to dedicate their professional career to our success. Due to our size relative to other public companies and our relatively short operating history, we believe that severance and change-in-control agreements are necessary to help us attract and retain necessary skilled and qualified executive officers to continue to grow our business.

Our Compensation Policies

Section 162(m) Policy

Section 162(m) of the U.S. Internal Revenue Code denies a federal income tax deduction for compensation paid in excess of $1 million to certain “covered employees” of a publicly held company. The “covered employees” generally consists of a company’s chief executive officer and its next four most highly compensated executive officers. An exception, however, exists for compensation that constitutes qualified performance-based compensation.

We have not yet adopted a “Section 162(m)” policy. Under a transition rule in the Treasury regulations, the $1 million limit does not immediately apply to companies that consummate an IPO. This temporary exclusion applies to future payments under any compensation plan or agreement that existed at the time immediately prior to the consummation of our IPO, provided that our IPO prospectus disclosed information about such compensation plans and agreements that satisfied all applicable securities laws then in effect. We can rely on this exception until the earliest of: (1) the expiration of the compensation plan or agreement; (2) the material modification of the compensation plan or agreement by increasing the amount of compensation payable or the acceleration of a payment without reducing the amount to reflect the time value of money; (3) the issuance of all shares or other compensation allocated under the compensation plan or agreement; or (4) our annual general meeting of shareholders in 2009. For stock-based compensation, the exception also applies to any compensation received pursuant to the exercise of a stock option or stock appreciation right, or through the substantial vesting of restricted property, if the grant of the stock-based compensation is made under a plan or agreement described in this paragraph and occurs on or before the earliest of the events described in the preceding sentence. Thus, compensation attributable to the vesting of restricted stock awards and the exercise of stock options which are granted after the IPO but before the earliest of such events should not be subject to the $1 million deduction limitation.

Common Share Ownership Requirements

Part of our compensation philosophy involves common share ownership by our executive officers, because we believe that it helps to align their financial interests with those of our shareholders. We also recognize, on the other hand, that our executive officers cannot acquire more than 10% of our common shares without triggering adverse tax consequences. We have not adopted a formal written policy on common share ownership requirements, because of these stringent tax guidelines, along with the present share ownership of our former owners. We do, however, strongly encourage our executive officers to acquire and own our common shares. We also recognize that the use of hedging instruments creates a divergence in the alignment of interests and, consequently, strongly discourage our executives from using hedging instruments that would diminish their financial risk of ownership.

Timing of Awards

Our Compensation Committee has the sole authority to issue equity awards under our 2005 Long-Term Incentive Plan. We do not expect the Compensation Committee to delegate any authority to our executive officers to grant awards, although it is allowed to do so under the plan. Other than new hires, we and the Compensation Committee plan to tie the grant of equity awards to specific, recurring dates, generally coinciding with our quarterly Compensation Committee meetings. We believe this approach will guard against possible manipulations of issuance dates benefiting our executive officers or employees. We also expect that the Compensation Committee will continue making ongoing annual restricted stock awards to our executive officers and key employees.

Financial Restatement

Although we have not adopted a formal written policy, it is our Board of Directors’ informal policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority and discretion to make retroactive adjustments to any cash or equity based incentive payments to executive officers where the payment was based upon the achievement of certain financial results that were subsequently the subject of a restatement, without regard to misconduct being involved. If the Compensation Committee chose to exercise this discretion, we would seek to recover any amount determined to have been improperly paid to the executive.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and CRM Holdings’ annual report on Form 10-K for the year ended December 31, 2006.

Compensation Committee
Salvatore A. Patafio (Chairman)
Dr. Philip J. Magnarella
Charles I. Johnston

EXECUTIVE COMPENSATION

2006 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers during the fiscal year ended December 31, 2006:

				Non-Equity
			Stock	Incentive Plan		All Other
		Salary	Awards	Compensation		Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)		($)(4)	($)

Daniel G. Hickey, Jr.	2006	647,222		446,016	(2)	15,750	1,108,988
Chief Executive Officer
Martin D. Rakoff.	2006	647,222		(3)		186,601	833,823
Co-Chief Executive Officer
James J. Scardino	2006	294,880	76,783			41,193	412,856
Chief Financial Officer
Louis J. Viglotti	2006	294,979	2,162	103,500		22,166	422,807
General Counsel
Chester J. Walczyk	2006	177,846	38,760			23,253	239,893
Chief Operating Officer

(1)	We did not experience any equity award forfeitures for our executive officers during 2006. The assumptions we used to value the stock awards are found in Note 19 to our Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2006, as filed with the SEC.

(2)	Payment of this amount to Mr. Hickey, Jr. has been forgone at his election. Instead of receiving a cash payment of $446,016, our Compensation Committee granted 55,822 restricted shares to Mr. Hickey, Jr. on March 7, 2007, under our 2005 Long-Term Incentive Plan. The grant date fair value of such restricted shares was equal to $446,018. The vesting of the restricted shares is based solely on Mr. Hickey, Jr.’s continued employment with us, and they will vest ratably over a two-year period, subject to certain exceptions for death, disability or retirement. Since the shares were granted to Mr. Hickey, Jr. in 2007, the grant does not appear in our 2006 Grants of Plan Based Awards Table below. Further, we did not recognize any amount for financial statement reporting purposes with respect to this grant in accordance with FAS 123R for the fiscal year ended December 31, 2006.

(3)	Pursuant to the terms of his Separation Agreement, Mr. Rakoff waived any and all rights he may have had for a bonus to be paid for fiscal year-ended December 31, 2006.

(4)	The following table is a breakdown of the of the compensation and benefits included in the All Other Compensation:

				Life		Personal
		Tax		Insurance		Financial
		Gross-	Vehicle	Policy		or Tax	401(k)
		Ups	Allowances	Premiums	Housing	Advice	Company	Severance
Name	Year	($)	($)	($)	($)	($)	Contributions	Payments

Daniel G. Hickey, Jr.	2006		11,700	750			3,300
Martin D. Rakoff	2006		11,700	750		8,851	3,300	162,000
James J. Scardino	2006	10,788	12,000	225	14,880		3,300
Louis J. Viglotti	2006		11,400	225		7,241	3,300
Chester J. Walczyk	2006	5,394	9,000	225	5,966		2,668

All amounts in the table reflect our actual cash outlays, since the perquisites do not involve any incremental costs to us.

2006 Grants of Plan-Based Awards

The following table shows the restricted stock grants to our named executive officers during the fiscal year ended December 31, 2006 and the estimated possible payouts under the annual cash bonus incentive awards:

					All Other
					Stock
					Awards:
		Estimated Possible Payouts Under			Number of	Grant Date
		Non-Equity Incentive Plan Awards			Shares of	Fair Value of
	Grant	Threshold	Target	Maximum	Stock or	Stock and
Name	Date	($)	($)	($)	Units (#)	Options($)

Daniel G. Hickey, Jr.	1/31/06	1	650,000	1,300,000
Martin D. Rakoff
James J. Scardino	3/25/06				2,308	28,850
	12/7/06				9,535	77,996
Louis J. Viglotti	1/31/06
	12/7/06	1	150,000	225,000	9,517	77,849
Chester J. Walczyk	3/25/06				1,154	14,425
	12/7/06				6,388	52,254

Employment Agreements

We currently have employment agreements with Mr. Hickey, Jr. and Mr. Viglotti. These agreements expire in December 2010 unless terminated earlier. After the initial five-year term, the term of each agreement is automatically renewed for successive one-year terms, unless either party delivers notice to the other of the intention not to renew the term of the agreement. If a change of control, however, occurs during the term, the term shall not expire earlier than two years after the date of such change of control. Any non-renewal of either employment agreement by us prior to Mr. Hickey, Jr.’s or Mr. Viglotti’s 62nd birthday will be treated as a termination by us without cause, resulting in severance payments. If, however, Mr. Hickey, Jr. or Mr. Viglotti is terminated for cause, he will not be entitled to severance payments. The severance agreements are discussed in more detail under the heading “Potential payments upon termination or change-in-control.”

Compensation Arrangements for Mr. Hickey, Jr.

During the term of his employment agreement, Mr. Hickey, Jr. will serve as a member of our Board. The agreement provides for an annual base salary of not less than $650,000, which will be reviewed by the Compensation Committee for increase no less than annually. Mr. Hickey, Jr. is also eligible to receive an annual incentive award with a target award opportunity of 100% of his then-current base salary and a maximum bonus opportunity of no less than 200% of such salary based on performance criteria as determined annually by our Compensation Committee. If the criteria established by the Compensation Committee are not met, then Mr. Hickey, Jr. could receive no bonus if so determined by the Compensation Committee. Mr. Hickey, Jr. is also eligible to receive an additional annual producer incentive bonus of 2.5% of our net income, provided that net income in the year in question is not less than $25,000,000. After the initial operating period in which net income reaches $25,000,000, the Compensation Committee may adjust all factors used to determine any future producer incentive bonus. In addition, Mr. Hickey, Jr. is eligible to participate in our long-term incentive compensation programs, as determined by the Compensation Committee. Pursuant to the provisions of Mr. Hickey, Jr.’s employment agreement, his total compensation package (including base salary, the annual incentive award, the producer incentive bonus and the long-term incentive compensation) should be targeted at no less than the 75th percentile of an appropriate group of peer companies as determined by the Compensation Committee. Mr. Hickey, Jr. also has the right to lease a private aircraft for business purposes provided that he determines that such travel is reasonable. Our Compensation Committee has, however, limited the amount of Mr. Hickey, Jr.’s private aircraft use to 200 hours per fiscal year.

Compensation and Separation Arrangements for Mr. Rakoff

Mr. Rakoff was a party to an employment agreement with us that was substantially the same as Mr. Hickey, Jr.’s employment agreement. In December 2006, Mr. Rakoff resigned as a director and officer, and his employment agreement was terminated pursuant to the mutual agreement of the parties. We entered into a separation agreement with Mr. Rakoff under which we will pay him:

•	$3,300,000 in 16 quarterly cash installments of $206,250, commencing on January 1, 2007 and continuing until October 1, 2010, subject to Mr. Rakoff’s continued compliance with the restrictive covenants described below and such payments are subject to delay to the extent necessary to avoid the imposition of any federal excise taxes;

•	a one-time payment of $162,000 in connection with Mr. Rakoff’s registration rights;

•	the welfare benefits to which he was entitled under his employment agreement for a period of three years;

•	all benefits accrued under any deferred compensation plan in which he participated, payable in accordance with the terms of such plan; and

•	a one-time reimbursement of professional financial advisory fees of up to $20,000.

The severance agreement prohibits Mr. Rakoff from competing with us and from soliciting our employees and customers for a period ending on December 28, 2010 and provides for a general release by Mr. Rakoff of us and our officers and directors.

Compensation Arrangements for Mr. Viglotti

Mr. Viglotti’s employment agreement provides for an annual base salary of not less than $300,000, which will be reviewed by the Compensation Committee for increase no less than annually. Mr. Viglotti is also eligible to receive an annual incentive award with a target award opportunity of 50% of his then-current base salary and a maximum bonus opportunity of no less than 75% of such salary based on performance criteria as determined annually by our Compensation Committee. If the criteria established by the Compensation Committee are not met, then Mr. Viglotti could receive no bonus if so determined by the Compensation Committee. In addition, Mr. Viglotti is eligible to participate in our long-term incentive compensation programs, as determined by the Compensation Committee.

Annual Incentive Cash Bonuses

The terms of the annual incentive cash bonuses for our chief executive officer and general counsel are discussed in our Compensation Discussion and Analysis under the heading Annual Cash Bonuses.

Restricted Share Awards under Our 2005 Long-Term Incentive Plan

Restricted share awards are common shares that vest in accordance with restrictions, as determined by our Compensation Committee. Our Compensation Committee has the sole discretion under the plan to determine the employees to receive a restricted share award, the number of shares granted, when the shares will be paid to the participant, whether the shares will be issued at the beginning or the end of a restricted period, and any other terms and conditions with respect to vesting, deferral, payment options and other award characteristics. Pursuant to the terms of our grant document, holders of restricted shares do not have the right to vote the restricted shares or to receive dividends. Any award based solely on continued employment or the passage of time generally vests ratably over a minimum three-year period, subject to certain exceptions for de minimis awards, death, disability or retirement. In the case of performance based awards, vesting generally occurs over a performance period of not less than one year. Unless our Compensation Committee decides otherwise, if a participant’s employment is terminated for any reason, the restricted shares that have not vested are immediately forfeited to us.

In 2006, we granted restricted share awards to Mr. Scardino, Mr. Viglotti and Mr. Walczyk. The vesting of these awards is based solely on continued employment with us. The restricted shares vest ratably over a minimum three-year period, subject to certain exceptions for death, disability or retirement. We also granted our executive officers a “25% Tax-Offset Bonus,” in connection with the grant of the restricted share awards. The purpose of the 25% Tax Offset Bonus is to help offset the amount of withholding taxes owed by our executive officers. It provides a cash payment to the executive officer from us upon a vesting of shares in an amount equal to 25% of the vesting shares’ fair market value on their vesting date.

Total Mix of Compensation

The proportions of our named executive officers’ individual compensation components in relation to their total compensation for 2006 were:

			Non-Equity
		Stock	Incentive Plan	All Other
Name	Salary	Awards	Compensation	Compensation

Daniel G. Hickey, Jr.	58%	0%	40%	2%
Martin D. Rakoff	78%	0%	0%	22%
James J. Scardino	71%	19%	0%	10%
Louis J. Viglotti	70%	1%	24%	5%
Chester J. Walczyk	74%	16%	0%	10%

2006 Outstanding Equity Awards at Fiscal Year-End

The following table shows the amount of outstanding unvested restricted share awards:

	Stock Awards
	Number of Shares or		Market Value of Shares
	Units of Stock That		or Units of Stock That
	Have Not Vested		Have Not Vested
Name	(#)		($)

Daniel G. Hickey, Jr.
Martin D. Rakoff
James J. Scardino	21,843	(1)	194,403
Louis J. Viglotti	9,517	(2)	84,701
Chester J. Walczyk	12,542	(3)	111,624

(1)	Mr. Scardino received a grant of 15,000 shares on December 29, 2005, of which 5,000 shares vested on December 29, 2006. The remaining shares will vest as follows: 5,000 shares on December 29, 2007; and 5,000 shares on December 29, 2008. Mr. Scardino also received a grant of 2,308 shares on March 29, 2006, which vest as follows: 769 shares on March 29, 2007; 769 shares on March 29, 2008; and 770 shares on March 29, 2009. Mr. Scardino also received a grant of 9,535 shares on December 7, 2006, which vest as follows: 3,178 shares on December 7, 2007; 3,178 shares on December 7, 2008; and 3,179 shares on December 7, 2009.

(2)	Mr. Viglotti received a grant of 9,517 shares on December 7, 2006, which vest as follows: 3,172 shares on December 7, 2007; 3,172 shares on December 7, 2008; and 3,173 shares on December 9, 2009.

(3)	Mr. Walczyk received a grant of 7,500 shares on December 29, 2005, of which 2,500 shares vested on December 29, 2006. The remaining 5,000 shares will vest as follows: 2,500 shares on December 29, 2007; and 2,500 shares on December 29, 2008. Mr. Walczyk also received a grant of 1,154 shares on March 29, 2006 which vest as follows: 385 shares on March 29, 2007; 384 shares on March 29, 2008; and 384 shares on March 29, 2009. Mr. Walczyk also received a grant of 6,388 shares on December 7, 2006, which vest as follows: 2,129 shares on December 7, 2007; 2,129 shares on December 7, 2008; and 2,130 shares on December 7, 2009.

2006 Option Exercises and Stock Vested

The following table shows the number of shares that our executives received in 2006 from the vesting of previously granted restricted share awards, along with the value realized on vesting:

	Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting (#)	on Vesting ($)

Daniel G. Hickey, Jr.
Martin D. Rakoff
James J. Scardino	5,000	44,500
Louis J. Viglotti
Chester J. Walczyk	2,500	22,250

Potential payments upon termination or change-in-control

As discussed earlier, we have employment agreements with Mr. Hickey, Jr. and Mr. Viglotti, which contain various provisions relating to severance and change-in-control payments. The following summaries describe and quantify these potential payments.

Severance Arrangement for Mr. Hickey, Jr.

The following table and footnotes describe and quantify the potential payments upon termination or change in control for Mr. Hickey, Jr., assuming that termination or change-in-control was effective as of December 31, 2006:

	Termination
	Without Cause	For Cause or
Executive Benefits and	or for Good	Voluntary
Payments Upon Termination	Reason(1)	Termination(2)	Death(3)	Retirement(4)

Pro-Rata Unpaid Annual Incentive Award	650,000		650,000	650,000
Pro-Rata Unpaid Producer Incentive Bonus
Welfare Benefit Programs	45,441		45,441	187,950
Vesting of Stock Options and Restricted Stock Awards
Severance Pay	3,900,000

Total Compensation	$4,595,441	$—	$695,441	$837,950

(1)	If Mr. Hickey, Jr.’s employment agreement is terminated without cause or if Mr. Hickey, Jr. terminates his employment for good reason, he will be entitled to receive: (i) his base salary up to the time of termination and the balance of any unpaid incentive award earned as of December 31 of the prior year; (ii) any pro rata unpaid annual incentive award and producer incentive bonus payable for the year in which termination occurs, assuming target performance would have been achieved; (iii) other and additional benefits then due or earned under our applicable plans and programs; (iv) the continuation of any welfare benefit programs for 36 months; and (v) the immediate vesting of stock options and performance awards and the right to exercise such awards within one year, the removal of all restrictions on restricted stock and deferred stock units and the vesting and settlement of any performance awards at target award levels. Mr. Hickey, Jr. also will be entitled to receive severance pay equal to three times the sum of (A) such executive’s base salary immediately prior to the termination date and (B) the higher of (x) the annual incentive opportunity for the year in which the termination occurs assuming target performance would have been achieved and (y) the average annual incentive payment received over the prior two years and (C) the greatest producer incentive bonus he received for any of the three operating periods immediately preceding the termination date. All payments would be made in a lump sum payment following Mr. Hickey, Jr.’s departure, except for the welfare benefits which would be paid over a specified period of time.

(2)	If we terminate Mr. Hickey, Jr.’s employment agreement for cause, or if he voluntarily terminates his employment, Mr. Hickey, Jr. will be entitled to any unpaid base salary up to the time of termination plus the balance of any unpaid incentive award earned as of December 31 of the prior year and other benefits then due or earned under our applicable plans and programs. Upon termination for cause, Mr. Hickey, Jr.’s equity awards will be settled in accordance with the terms and conditions of the applicable grant agreements. All payments would be made in a lump sum payment following Mr. Hickey, Jr.’s departure.

(3)	Upon Mr. Hickey, Jr.’s death, his estate or beneficiaries will be entitled to receive: (i) his base salary up to the time of termination and the balance of any unpaid incentive award earned as of December 31 of the prior year; (ii) any pro rata unpaid annual incentive award and producer incentive bonus payable for the year in which termination occurs, assuming target performance would have been achieved; (iii) other and additional benefits then due or earned under our applicable plans and programs; (iv) the continuation of any welfare benefit programs for 36 months; and (v) the immediate vesting of stock options and performance awards and the right to exercise such awards within one year, the removal of all restrictions on restricted stock and deferred stock units and the vesting and settlement of any performance awards at target award levels. All payments would be made in a lump sum payment following Mr. Hickey, Jr.’s departure, except for the welfare benefits which would be paid over specified period of time.

(4)	Upon Mr. Hickey, Jr.’s retirement at or after age 62, he will be entitled to receive: (i) his base salary up to the time of termination and the balance of any unpaid incentive award earned as of December 31 of the prior year; (ii) any pro rata unpaid annual incentive award and producer incentive bonus payable for the year in which termination occurs, assuming target performance would have been achieved; (iii) the continuation of any welfare benefit programs for the balance of his and his spouse’s life; and (iv) the continued vesting of all outstanding stock options and the right to exercise such stock options for a period of one year following the later of the date the options are fully vested or his retirement or for the remainder of the exercise period, if less. All payments would be made in a lump sum payment following Mr. Hickey, Jr.’s departure, except for the welfare benefits which would be paid over a specified period of time.

Severance Arrangement for Mr. Viglotti

The following table and footnotes describe and quantify the potential payments upon termination or change in control for Mr. Viglotti, assuming that termination or change-in-control was effective as of December 31, 2006:

	Termination
	Without Cause	For Cause or
Executive Benefits and	or for Good	Voluntary
Payments Upon Termination	Reason(1)	Termination(2)	Death(3)	Retirement(4)

Pro-Rata Unpaid Annual Incentive Award	150,000		150,000	150,000
Welfare Benefit Programs	15,190		45,441	29,508
Vesting of Stock Options and Restricted Stock Awards	84,701		84,701
Severance Pay	450,000

Total Compensation	$699,891	$—	$280,142	$179,508

(1)	If we terminate Mr. Viglotti’s employment agreement without cause, or if Mr. Viglotti terminates his employment for good reason, he will be entitled to receive: (i) his base salary up to the time of termination and the balance of any unpaid incentive award earned as of December 31 of the prior year; (ii) any pro rata unpaid annual incentive award payable for the year in which termination occurs, assuming target performance would have been achieved; (iii) other and additional benefits then due or earned under our applicable plans and programs; (iv) the continuation of any welfare benefit programs for 12 months; and (v) the immediate vesting of stock options and performance awards and the right to exercise such awards within one year, the removal of all restrictions on restricted stock and deferred stock units and the vesting and settlement of any performance awards at target award levels. Mr. Viglotti also will be entitled to receive severance pay equal to the sum of (A) his base salary immediately prior to the termination date and (B) the higher of (x) the annual incentive opportunity for the year in which the termination occurs assuming target performance would have been achieved and (y) the average annual incentive payment received over the prior two years. All payments would be made in a lump sum payment following Mr. Viglotti’s departure, except for the welfare benefits which would be paid over a specified period of time.

(2)	If we terminate Mr. Viglotti’s employment agreement for cause, or if he voluntarily terminates his employment, he will be entitled to any unpaid base salary up to the time of termination plus the balance of any unpaid incentive award earned as of December 31 of the prior year and other benefits then due or earned under our applicable plans and programs. Upon termination for cause, his equity awards will be settled in accordance with the terms and conditions of the applicable grant agreements. All payments would be made in a lump sum payment following Mr. Viglotti’s departure.

(3)	Upon Mr. Viglotti’s death, his estate or beneficiaries will be entitled to receive: (i) his base salary up to the time of termination and the balance of any unpaid incentive award earned as of December 31 of the prior year; (ii) any pro rata unpaid annual incentive award payable for the year in which termination occurs, assuming target performance would have been achieved; (iii) other and additional benefits then due or earned under our applicable plans and programs; (iv) the continuation of any welfare benefit programs for 36 months; and (v) the immediate vesting of stock options and performance awards and the right to exercise such awards within one year, the removal of all restrictions on restricted stock and deferred stock units and the vesting and settlement of any performance awards at target award levels. All payments would be made in a lump sum payment following Mr. Viglotti’s departure, except for the welfare benefits which would be paid over a specified period of time.

(4)	Upon Mr. Viglotti’s retirement at or after age 62, he will be entitled receive: (i) his base salary up to the time of termination and the balance of any unpaid incentive award earned as of December 31 of the prior year; (ii) any pro rata unpaid annual incentive award payable for the year in which termination occurs, assuming target performance would have been achieved; (iii) the continuation of any welfare benefit programs for him and his spouse for the longer of twelve months or his 65th birthday; and (iv) the continued vesting of all outstanding stock options and the right to exercise such stock options for a period of one year following the later of the date the options are fully vested or his retirement or for the remainder of the exercise period, if less. All payments would be made in a lump sum payment following Mr. Viglotti’s departure, except for the welfare benefits which would be paid over a specified period of time.

Other General Terms

Tax Gross-Up Payments

If Mr. Hickey, Jr. or Mr. Viglotti become subject to excise taxes equal to or exceeding 20% of any severance payments which we are obligated to pay, we have agreed to make a gross-up payment for any excise taxes to which such executive may become subject, such that after payment by such executive of all taxes and interest and penalties with respect to such taxes imposed upon the gross-up payment, the executive retains an amount of the gross-up payment equal to the excise taxes.

Circumstances Triggering Payments

Cause, good reason and change of control are defined in Mr. Hickey, Jr.’s and Mr. Viglotti’s employment agreement as follows:

Cause includes:

•	willful breach of the confidentiality, litigation cooperation, nondisparagement, non-disclosure, non-competition or non-solicitation provisions of the employment agreement;

•	conviction of, or plea of nolo contendere to, any felony that is materially and demonstrably injurious to our financial condition or reputation;

•	willful gross neglect or misconduct in the performance of duties under the employment agreement that is demonstrably injurious to our financial condition or reputation; or

•	misconduct resulting in a restatement of our financial statements due to material noncompliance with the financial reporting requirements of the Sarbanes-Oxley Act of 2002.

Good reason includes:

•	a material adverse change to the executive in his positions, titles or offices, status, rank, nature of responsibilities, or authority within us and our subsidiaries, or his removal from or failure to re- elect him to or nominate him to any such positions or offices, including as a member of our Board in the case of Mr. Hickey, Jr., after his delivery of written notice to (a) our Board, in the case of Mr. Hickey, Jr., or (b) our Chief Executive Officer, in the case of Mr. Viglotti, and a ten-day cure period;

•	an assignment of duties to the executive which are inconsistent with his status as (a) our Chief Executive Officer, in the case of Mr. Hickey, Jr. or (b) General Counsel, in the case of Mr. Viglotti;

•	a decrease in either annual base salary or target annual incentive award opportunity below (a) 100% of base salary, in the case of Mr. Hickey, Jr. or (b) 50% of base salary, in the case of Mr. Viglotti;

•	our failure to perform any material obligation under, or our breach of any material provision of, the employment agreement that remains uncured for thirty days;

•	any material increase in travel time required of the executive at our demand and without the consent of the executive, in the performance of his duties;

•	the relocation of our corporate offices outside a thirty-five-mile radius of our then corporate offices;

•	any failure to secure the agreement of any successor corporation or other entity to us to fully assume our obligations under the employment agreement; and

•	any material breach by us of this agreement.

A change of control occurs where:

•	A person or group acquires beneficial ownership, directly or indirectly, of our securities representing 20% or more of the combined voting power in the election of directors of our then-outstanding securities or of any successor to us;

•	During any period of two consecutive years, individuals constituting our Board and any new directors (other than directors designated by a person or group who has entered into an agreement with us to effect a change of control) whose election or nomination for election was approved by at least two-thirds of our Board who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved (but excluding any directors whose initial assumption of office results from an actual or threatened election contest or solicitation of proxies or consents not made on behalf of our Board) cease for any reason to constitute at least a majority of our Board;

•	Our shareholders approve any merger, amalgamation or consolidation or statutory share exchange as a result of which our common shares shall be changed, converted or exchanged (other than a merger or share exchange with one of our wholly-owned subsidiaries) or our liquidation or sale or disposition of 50% or more of our assets or earning power; or

•	Approval by our shareholders of any merger, amalgamation consolidation or statutory share exchange to which we are a party as a result of which the persons who were shareholders immediately prior to the effective date of such merger, amalgamation consolidation or statutory share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation following the effective date of such merger, amalgamation, consolidation or statutory share exchange.

During the term of the agreement plus an additional 12 months thereafter (except in the case of a termination of executive’s employment by us without cause or by the executive for good reason or upon his retirement with respect to the executive’s non-compete covenant), Mr. Hickey, Jr. and Mr. Viglotti have agreed not to engage in any competitive business with us or to induce our employees to terminate their employment or to solicit our customers. We agree to indemnify each officer under his respective employment agreement for liabilities incurred because of his employment and to maintain a directors’ and officers’ liability insurance policy covering these potential liabilities.

Change-In-Control Payments on Restricted Stock

Under the terms of our grant document, all restrictions on the restricted shares issued to our executives will immediately lapse upon a change-in-control. A change-in-control occurs where:

•	A person or group acquires beneficial ownership, directly or indirectly, of our securities representing 40% or more of the combined voting power in the election of directors of our then-outstanding securities or of any successor to us;

•	The members of our Board when our 2005 Long-Term Incentive Plan was adopted or who were appointed thereafter by at least two-thirds of the Board at the time of the appointment no longer constitute two-thirds of the Board;

•	We complete a merger, consolidation or amalgamation wherein our voting securities immediately prior thereto do not constitute at least 60 percent of the combined voting securities after the merger, consolidation or amalgamation; or

•	Our shareholders approve a plan of complete liquidation or winding-up or an agreement for the sale or disposition of all or substantially all of our assets.

Assuming a change-in-control on December 31, 2006, the estimated payment amounts would be: $194,403 for Mr. Scardino, $84,701 for Mr. Viglotti and $111,624 for Mr. Walczyk.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

RELATED PARTY TRANSACTIONS

Our 2006 Related Party Transactions

During 2006, we conducted business with Hickey-Finn and Company, Inc. (“Hickey-Finn”), an insurance broker whose owners include Daniel G. Hickey, Sr., one of our directors, an existing shareholder and the father of Daniel G. Hickey, Jr., our chief executive officer and chairman of the board. David M. Birsner, another of our Directors and an existing shareholder, is also an employee of Hickey-Finn.

We pay broker commissions to Hickey-Finn for business placed with several of our managed self-insured groups. For the year ended December 31, 2006, we paid Hickey-Finn $238,295 for its services and operating expenses relating to commissions for placing business with our self-insured groups. Mr. Hickey, Sr.’s corresponding interest in these transactions, without regard to profit or loss, was approximately $119,148. Additionally, Eimar, one of our operating subsidiaries, leases office space from Hickey-Finn. The offices consist of approximately 2,700 square feet, and we currently occupy the space on a month-to-month basis, without a lease. Hickey-Finn also acts as the broker for our health, dental and long-term disability plans and certain of our liability insurance policies. For the year ended December 31, 2006, we paid Hickey-Finn $87,687 for rent and other operating expenses. Mr. Hickey, Sr.’s corresponding interest in these transactions, without regard to profit or loss, was approximately $43,844. Therefore, our total payments to Hickey-Finn for the year ended December 31, 2006 were $325,982, and Mr. Hickey, Sr.’s corresponding interest in these payments was approximately $162,991.

Also in 2006, we entered into a separation agreement with Martin D. Rakoff, our former co-chief executive officer and deputy chairman of the Board. Mr. Rakoff resigned in December 2006, as a director of CRM Holdings and as an officer of CRM Holdings and its subsidiaries and his employment agreement was terminated. Under the terms of the separation agreement we entered into with Mr. Rakoff, we have or will pay him:

•	$3,300,000 in 16 quarterly cash installments of $206,250, commencing on January 1, 2007 and continuing until October 1, 2010, subject to Mr. Rakoff’s continued compliance with the restrictive covenants described below and such payments are subject to delay to the extent necessary to avoid the imposition of any federal excise taxes;

•	a one-time payment of $162,000 in connection with Mr. Rakoff’s registration rights;

•	the welfare benefits to which he was entitled under his employment agreement for a period of three years;

•	all benefits accrued under any deferred compensation plan in which he participated, payable in accordance with the terms of such plan; and

•	a one-time reimbursement of professional financial advisory fees of up to $20,000.

The severance agreement prohibits Mr. Rakoff from competing with us and from soliciting our employees and customers for a period ending on December 28, 2010 and provides for a general release by Mr. Rakoff of us and our officers and directors. The agreement further granted Mr. Rakoff certain registration rights with regards to the shares he owned, wherein we agreed to pay all of the costs and expenses of any such registration statement, other than any underwriters’ discounts, fees or commissions or brokers fees or commissions in connection with any such sales. The amount of these payments was approximately $870,282 for the year ended December 31, 2006, and Mr. Rakoff’s interest in these payments was for the full amount of the payments, since we did not receive any of the proceeds from the offering. We also have agreed to indemnify Mr. Rakoff against certain liabilities, including liabilities under the Securities Act of 1933.

Our Related Party Review, Approval or Ratification Process

Under its charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. Our Audit Committee recognizes that related party transactions present a heightened risk of conflicts of interest and improper valuation (or at least the perception thereof) and has therefore adopted a written policy concerning all related party transactions involving CRM Holdings and subsidiaries. The policy applies to any transaction involving an amount greater than $5,000 between us and any executive officer or director, shareholder owning greater than five percent, a person who is an immediate family member of an executive officer or director or shareholder owning greater than five percent, or an entity which is owned or controlled by any of these individuals. Under the policy, any related party transaction will be consummated or continued only if:

•	the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or

•	the transaction is approved by the disinterested members of the Board of Directors; or

•	the transaction involves compensation approved by CRM Holdings’ Compensation Committee.

SHARE OWNERSHIP INFORMATION

Principal Shareholders Table

The following table sets forth the total number and percentage of our voting common shares beneficially owned on March 20, 2007 by: (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares; (2) each director; (3) each of our Named Executive Officers; and (4) all executive officers and directors as a group.

	Shares Beneficially Owned
Beneficial Owner(1)	Number(2)		Percent(3)

Wells Fargo	1,574,350	(4)	9.9
420 Montgomery Street
San Francisco, CA 94104
The TCW Group, Inc.	1,166,832	(5)	7.3
865 South Figueroa Street
Los Angeles, CA 90017
Mendon Capital Advisors Corp.	1,042,903	(6)	6.6
150 Allens Creek Road
Rochester, NY 14618
Millennium Management, L.L.C.	979,998	(7)	6.2
666 Fifth Avenue, 8th Floor
New York, NY 10103
Daniel G. Hickey, Sr.	1,803,895		11.4
Daniel G. Hickey, Jr.	1,539,691	(8)	9.7
Louis J. Viglotti	195,369		1.2
Chester J. Walczyk	3,069		*
James J. Scardino	5,366		*
David M. Birsner	405,559		2.6
Keith S. Hynes	2,103		*
Charles I. Johnston	0		*
Philip J. Magnarella	1,704		*
Salvatore A. Patafio	204		*
Louis Rosner	1,204		*
Named Executive Officers and Directors as a group	3,958,164		24.9	(9)

(1)	Unless otherwise stated, the address of each of the persons in the table is c/o CRM Holdings Ltd., P.O. Box HM 2062, Hamilton HM HX, Bermuda.

(2)	Does not include the issuance of restricted common shares to certain of our executive officers and non-employee directors that will vest in either two or three equal annual installments, beginning on the first anniversary of the respective grant dates. Such restricted common shares are not deemed to be outstanding under the laws of Bermuda until they vest. The amounts of shares granted are set forth in greater detail in the sections entitled “Compensation Discussion & Analysis,” “Executive Compensation — 2006 Outstanding Equity Awards at Fiscal Year End” and “The Board and Board Committees — Director Compensation.”

(3)	Computed on the basis of 15,878,368 common shares outstanding as of March 20, 2007. This amount does not include grants of restricted shares to certain of our employees and non-employee directors or the 395,000 Class B non-voting chares. Our Bye-Laws reduce the total voting power of any U.S. shareholder owning, directly or indirectly, beneficially or otherwise, as described in our Bye-Laws, 9.9% or more of the common shares to less than 9.9% of the total voting power of our capital stock unless otherwise waived at the discretion of the board of directors. As a result of the application of our Bye-Laws, the combined voting power of each of Daniel G. Hickey, Sr. and Wells Fargo, together with its affiliates, is now limited to less than 9.9%, which results in the increase of the voting power of other shareholders. Pursuant to our Bye-Laws, the voting power of other shareholders, in aggregate, is increased by the same number of votes held by Daniel G. Hickey, Sr. and Wells Fargo that are subject to the voting limitation. Such increase applies to each of the other shareholders in proportion to its voting power as determined on any applicable record date, provided that such increase will be limited to the extent necessary to avoid causing any shareholder to have 9.9% or more voting power.

(4)	Based upon most recently available Schedule 13G filed with the SEC on January 10, 2007, includes 1,574,350 shares held by a group, consisting of Wells Fargo & Company and certain of its subsidiaries and Wells Capital Management Incorporated. The address of Wells Fargo & Company and its subsidiaries is 420 Montgomery Street, San Francisco, California 94104 and the address for Wells Capital Management Incorporated is 525 Market Street, San Francisco, California 94105.

(5)	Based upon most recently available Schedule 13G filed with the SEC on February 12, 2007, includes 1,042,903 shares held by a group, consisting of Trust Company of the West, Inc., TCW Asset Management Company, Inc. and TCW Investment Management Company.

(6)	Based upon most recently available Schedule 13G filed with the SEC on February 14, 2007.

(7)	Based upon most recently available Schedule 13G filed with the SEC on February 20, 2007. The Schedule 13G was filed by Millenco, L.L.C. (“Millenco”), who is a broker-dealer and a member of the American Stock Exchange and the NASDAQ. Millennium Management, L.L.C. (“Millennium Management”) is the manager of Millenco, and consequently may be deemed to have voting control and investment discretion over securities owned by Millenco. Israel A. Englander is the managing member of Millennium Management and, as a result, may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management.

(8)	Does not include 395,000 Class B shares, which are non-voting shares convertible into common shares, equal to all of the outstanding Class B shares.

(9)	The amount shown reflects the total shares beneficially owned by our executive officers and directors as a group and does not take into account any possible reductions of voting power under our Bye-Laws, as discussed in note 3 directly above. Assuming Mr. Hickey, Sr.’s total voting power is reduced to 9.9%, then the total combined voting power of our executive officers and directors as a group would be 23.5%.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, as well as beneficial owners of 10% or more of our outstanding common shares, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of the forms received by us for the fiscal year 2006, or written representations from our executive officers and directors, all Section 16(a) filing requirements applicable to our directors, officers and greater than 10% shareholders were complied with.

PROPOSAL NO. 2.	ELECTION OF DIRECTOR DESIGNEES OF TWIN BRIDGES (BERMUDA) LTD.

Pursuant to Bye-Law 154, the board of directors of Twin Bridges (Bermuda) Ltd. (“Twin Bridges”), our wholly-owned Bermuda-based reinsurance subsidiary, must be comprised of persons (1) a majority of whom are Directors of CRM Holdings and (2) who have been elected as director designees by our shareholders (collectively referred to as the “Twin Bridges Directors”). If elected, the Twin Bridges Directors will hold office until their successors are duly elected and qualified at the 2008 Annual General Meeting or, if earlier, their death, resignation or removal.

Your approval of the proposed Twin Bridges Directors shall constitute a direction to us to cause us to vote CRM Holdings’ shares at the Twin Bridges Annual General Meeting to ensure that Twin Bridges’ board of directors consists of the Twin Bridges Directors. Proxies cannot be voted for a greater number of persons than the Twin Bridges Directors named. Each of the Twin Bridges Directors is a director of the CRM Holdings and does not receive any additional fees or payments for serving on the Twin Bridges board of directors. If any of the Twin Bridges Directors should become unavailable for election for any presently unforeseen reason, the persons named in the accompanying proxy card have the right to use their discretion to vote for a substitute nominee to be determined by our Board. The election of each of the Twin Bridges Directors requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.

Nominees for Election to the Board of Director of Twin Bridges:

The following persons constitute the Twin Bridges Directors:

Name(1)	Age	Director of Twin Bridges Since:

Daniel G. Hickey, Jr.	39	December 2003
David M. Birsner	39	September 2005
Daniel G. Hickey, Sr.	62	September 2005
Keith S. Hynes	54	November 2005
Charles I. Johnston	52	May 2006
Philip J. Magnarella	69	September 2005
Salvatore A. Patafio	62	September 2005
Louis Rosner, Esq.	58	September 2005

(1)	The biographical information for the nominees is described earlier in this Proxy Statement under the section entitled “Proposal No. 1 — Election of Directors.”

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE TWIN BRIDGES DIRECTORS. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

PROPOSAL NO. 3.	APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE FEES FOR THE INDEPENDENT AUDITORS

The Audit Committee of the Board has recommended to the shareholders to appoint Johnson Lambert & Co. LLP to serve as our independent registered public accounting firm for 2007. Johnson Lambert & Co. LLP has served as our independent registered public accounting firm since 2005. If the shareholders do not approve this appointment by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting, another independent registered public accounting firm will be considered by our Board of Directors.

A Johnson Lambert & Co. LLP representative is expected to attend the Annual General Meeting. The representative will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

Independent Registered Public Accountants’ Fees

The aggregate fees billed for professional services by Johnson Lambert & Co. LLP for services provided for fiscal years 2006 and 2005 were:

Type of Fees	2006	2005

Audit Fees	$1,067,875	$601,846
Audit-Related Fees	$9,833
Tax Fees
All Other Fees

Total	$1,077,708	$601,846

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that CRM Holdings paid to Johnson Lambert & Co. LLP for the audit of CRM Holdings’ annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs; for the audit of CRM Holdings’ internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements, including the audit work required for CRM Holdings’ Form S-1 Registration Statement filed during 2006, comfort letters and consents and statutory audits for Majestic. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of CRM Holdings’ financial statements and internal controls over financial reporting, including accounting consultations.

Pre-Approval Policy for Services of the Independent Registered Public Accounting Firm

Our Audit Committee has a policy of approving the engagement of the independent registered accounting firm to perform all audit and non-audit services on behalf of CRM Holdings. The Audit Committee did not rely on the waiver from the pre-approval requirement available under paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X with respect to any of the services provided by the independent auditor. The Audit Committee has determined that the provision of services covered by the Johnson Lambert & Co. LLP’s fees was compatible with maintaining the principal accountant’s independence.

Audit Committee Report

The Audit Committee has been appointed by the Board of Directors to assist the Board of Directors in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes and audits of the financial statements of CRM Holdings. The Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Committee. The Committee has furnished the following report for 2006.

The Committee has reviewed and discussed the Company’s consolidated audited financial statements as of and for the year ended December 31, 2006 with management and the independent registered public accounting firm. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.

The Committee has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and the Committee has discussed with the independent registered public accounting firm that firm’s independence. The Committee has also considered the compatibility of the provision for non-audit services with the independent registered public accounting firm’s independence.

Based on the Committee’s reviews and discussions referred to above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee
Keith S. Hynes, Chairman
Salvatore A. Patafio
Charles I. Johnston

PROPOSAL NO. 4.	APPROVAL OF THE 2007 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors is asking our shareholders to approve the CRM Holdings, Ltd. 2007 Employee Stock Purchase Plan (the “Plan”). This section summarizes the Plan and is qualified in its entirety by the full text of the Plan, which is included as Appendix B to this Proxy Statement. Capitalized terms used in this Proposal are defined in the Plan.

The Board has determined that it is in CRM Holdings’ and shareholders’ best interests to adopt an employee stock purchase plan. The purpose of the Plan is to encourage our employees to contribute to CRM Holdings’ future success and prosperity by allowing them to acquire a proprietary interest in the growth and performance of the company, to generate an increased incentive to contribute to CRM Holdings’ future success and prosperity, thus enhancing the value of CRM Holdings for the benefit of its shareowners, and to further enhance the ability of CRM Holdings to attract and retain exceptionally qualified individuals upon whom, in large measure, the sustained progress, growth and profitability of CRM Holdings depends. Our Compensation Committee, a fully independent committee of our Board of Directors, will be responsible for the Plan’s administration.

The Board has reserved a total of 200,000 our common shares for purchase under the Plan. This amount represents approximately 1.3% of our outstanding common shares as of March 20, 2007. The Board expects that the number of shares reserved for issuance under the Plan will be sufficient to operate the Plan between three to four years without having to request additional shares. The Board will periodically review actual share consumption under the Plan and may make an additional request for shares under the Plan earlier or later than this period as needed. No rights to purchase shares of our common shares have been granted pursuant to the Plan.

Description of the Plan

General

The Plan was reviewed and adopted, subject to shareholder approval, by our Board of Directors at its March 2007 meeting, following a review and recommendation from our Compensation Committee. The Plan’s purpose is to provide our employees with an opportunity to purchase our common shares at a discount through payroll deductions, thereby allowing them to acquire a proprietary interest in the growth and performance of our company.

Administration

Our Compensation Committee will administer the Plan. The Compensation Committee will be responsible for deciding all questions of interpretation or application of the Plan and its decisions will be final, conclusive and binding upon all of our participants. If, however, we do not currently have a compensation committee in place, then our Board of Directors will be responsible for the Plan’s administration.

Eligibility

All of our employees and employees of our designated subsidiaries and whose customary employment with CRM Holdings or one of CRM Holdings’ designated subsidiaries is at least twenty hours per week and more than five months in a calendar year will be eligible to participate in the Plan. Our Compensation Committee may also use its discretion from time to time to limit this eligibility such that an employee must: (1) have completed at least 2 years of service with us, (2) customarily work more than 20 hours per week, (3) customarily work more than 5 months per calendar year, or (4) not be a highly compensated employee under Section 414(q) of the Code. Further, our Compensation Committee cannot grant options under the Plan to any employee who: (1) to the extent that, immediately after the grant, the employee would own 5% or more of the total combined voting power of all classes of our common shares or the capital stock of one of the or designated subsidiaries, or (2) to the extent that the employee’s rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of our common shares (determined at the fair market value of the shares at the time the option is granted) for each calendar year. As of December 31, 2006, we had approximately 244 employees eligible to participate in the Plan.

Offering Period

The Plan gives participants the right to purchase our common shares during consecutive “Offering Periods.” The Offering Periods will last for approximately 3 months, unless and until our Compensation Committee determines otherwise. At the beginning of each Offering Period, the participants will be automatically granted an option to purchase our common shares on a later specified date, which is referred to as the Exercise Date. The Exercise Date is currently set at approximately 3 months from the granting of the option. The Offering Periods will begin on the first trading day on or after January 1, April 1, July 1 and October 1 of each year or on such other dates as the Compensation Committee may determine. Our Compensation Committee will have the power to change the length of Offering Periods (including the start dates) for future offerings without shareholder approval if the change is announced prior to the scheduled beginning of the first Offering Period that will be affected. The option expires at the end of the Offering Period or upon termination of employment, whichever is earlier, but is exercised at the end of each Offering Period to the extent of the payroll deductions accumulated during such period.

Purchase Price

Through this plan, our employees may purchase our common shares at a purchase price not less than 85% of the lesser of the fair market value of the common stock on either (1) the first day of the Offering Period (i.e. when the option was granted), or (2) the Exercise Date, which is the last day of the Offering Period (i.e. when the option expires). The fair market value of our common shares on any relevant date will be the closing price per share on the previous trading day as reported on the Nasdaq Global Select Market or the mean of the closing bid and asked prices, if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal.

Payment of Purchase Price; Payroll Deductions

To pay for the purchase of shares, our employees will accumulate funds through payroll deductions throughout each purchase period. The number of our Common Shares that a participant may purchase during each purchase period will be determined by dividing the total amount of the employee’s payroll deductions withheld from the participant’s compensation during that purchase period divided by the purchase price (as defined above). A participant may not, however, purchase during a calendar year more than the number of shares obtained by dividing $25,000 by the fair market value of our common shares on the enrollment date. Participants may discontinue his or her participation in the Plan at any time during an Offering Period and may decrease or increase the rate of payroll deductions subject to any limits set by our Compensation Committee.

All employee payroll deductions will be credited to the employee’s account under the Plan and will be withheld in whole percentages only. An employee may not elect to have greater than 15% of their pay withheld for the Plan. An employee also cannot make any additional payments into his or her account.

Withdrawal

Generally, a participant may withdraw from an offering period at any time by written or electronic notice without affecting their eligibility to participate in future offering periods. Once a participant withdraws from a particular offering period, however, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver a new subscription agreement to CRM Holdings.

Termination of Employment

Upon termination of a participant’s employment for any reason, including disability or death, he or she will be deemed to have elected to withdraw from the plan and the payroll deductions credited to the participant’s account (to the extent not used to make a purchase of our common shares) will be returned to him or her. In the case of an employee’s death, however, the funds will be returned to the employee’s designated beneficiary and the participant’s option will automatically be terminated.

Adjustments upon Changes in Capitalization, Dissolution, Liquidation, Merger or Change of Control.

Changes in Capitalization.  If any dividend or other distribution (whether in the form of cash, common shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common shares or other securities of CRM Holdings, or other change in the corporate structure of CRM Holdings affecting the common shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Compensation Committee will adjust the number and class of common shares which may be delivered under the Plan, the purchase price per share and the number of shares of common shares covered by each option under the Plan which has not yet been exercised, and the maximum number of shares a participant can purchase during a purchase period.

Dissolution or Liquidation.  If there is a proposed dissolution or liquidation, then the Compensation Committee will shorten any purchase periods and offering periods then in progress by setting a new exercise date and any offering periods will end on the new exercise date. The new exercise date will be prior to the dissolution or liquidation. If the Compensation Committee shortens any purchase periods and offering periods then in progress, the Committee will notify each participant in writing, at least ten business days prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Change of Control.  If there is a merger or “change of control,” as defined in the Plan, each option under the Plan will be assumed or an equivalent option will be substituted by such successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute for the options, then the Compensation Committee will shorten any purchase periods and offering periods then in progress by setting a new exercise date and any offering periods will end on the new exercise date. The new exercise date will be prior to the merger or change of control. If the Compensation Committee shortens any purchase periods and offering periods then in progress, the Committee will notify each participant in writing, at least ten business days before the new exercise date, that the exercise date has been changed to the new exercise date and that the option will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment and Termination of the Plan

The Compensation Committee may at any time terminate or amend the Plan including the term of any Offering Period then outstanding. Generally, no such termination can adversely affect options previously granted.

New Plan Benefits

Participation in the Plan is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Plan are not determinable. Non-employee directors are not eligible to participate in the Plan. No purchases have been made under the Plan since its adoption by the Board on March 7, 2007.

United States Income Tax Considerations

The following is a brief description of the U.S. federal income tax treatment that will generally apply for purchases under the Plan by participants who are subject to U.S. income tax. This discussion is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. federal income tax aspects of the Plan. Participants may also be subject to foreign, state and/or local taxes in connection with purchases under the Plan, which could differ significantly from U.S. federal tax consequences. We suggest that all employees consult with their individual tax advisors to determine the applicability of the tax aspects of purchases to their personal circumstances.

The Plan is intended to qualify under Section 423 of the Code. Under this section, a participant will not be required to recognize taxable income at the time shares are purchased under the Plan. The participant may, however, become liable for tax upon the disposition of the shares acquired, as described below.

If the shares acquired pursuant to the Plan are not sold or disposed of (including by way of gift) prior to two years after the first day of a Offering Period or one year after the relevant Exercise Date, then the lesser of (1) the excess of the fair market value of the shares at the time of such disposition over the purchase price, or (2) the excess of the fair market value of the shares at the date of grant over an amount equal to what the purchase price would have been if it had been computed as of the date of the grant, will be treated as ordinary income to the employee. Any further gain on disposition will be treated as long-term capital gain and any loss will be treated as a capital loss.

If the participant sells or disposes of the shares before the expiration of the holding periods described above, then the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as a capital gain and will be treated as a long-term capital gain if the shares have been held for more than one year. If the shares are sold for less than their fair market value on the exercise date, the participant may recognize a capital loss equal to the difference between the sales price and the value of the shares on the exercise date.

We are not currently subject to U.S. corporate income taxes. If, however, a sale or disposition is made before the expiration of the holding periods described above, by a participant employed by a subsidiary that is a U.S. taxpayer, then the our subsidiary will be entitled to a deduction for its taxable year in which the sale or disposition occurs equal to the amount of income includible in the participant’s gross income as ordinary income.

Board of Directors’ Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE CRM HOLDINGS, LTD. 2007 EMPLOYEE STOCK PURCHASE PLAN.

OTHER MATTERS

Shareholder Proposals

To be considered for inclusion in next year’s proxy statement, shareholder proposals should be received at our principal executive offices no later than the close of business on December 1, 2007. Proposals should be addressed to: Louis J. Viglotti, Esq., General Counsel and Secretary, PO Box HM 2062, Hamilton HM HX, Bermuda. The proposal should comply in all respects with the rules and regulations of the Securities and Exchange Commission. A shareholder proposal submitted after February 14, 2008 will be considered untimely.

If a shareholder would like to nominate one or more individuals for election as a director at the 2008 Annual General Meeting, written notice of the proposal must be received at our registered office no earlier than November 1, 2007 nor later than December 1, 2007. Any notice for a director nomination shall include the information described above under the section entitled “The Board and Board Committees — Nominating and Corporate Governance Committee.”

Future Electronic Delivery of Documents to Our Shareholders

We are pleased to offer electronic delivery of documents to our shareholders. This initiative is intended to make future shareholder communications more convenient and timely for you, provide benefits for our environment and reduce Company costs.

Electronic Access to Shareholder

This initiative provides our shareholders with the ability to electronically access the following important company documents quickly and easily:

•	annual report, including financial statements;

•	quarterly reports, including financial statements;

•	notice of shareholder meetings for future meetings; and

•	proxy circular and proxy statement and proxy-related materials.

While we believe that many shareholders prefer electronic access, we understand that this approach may not be accessible or suitable for everyone. Accordingly, we continue to provide paper copies of our documents for those shareholders who prefer documents in paper format. If this is your preference, you do not need to do anything further to continue to receive our documents.

How to Enroll for Electronic Access of Documents

Please visit our website, www.crmholdingsltd.bm, for an opportunity to enroll for electronic delivery of proxy related documents and other shareholder information as they become available. Enter “News and Events” under the “Shareholder Services” link. Enrollment is easy. Select the documents which you would like to receive electronically and you will be prompted to enter your name and email address. You will receive an email confirming receipt of your online registration. This will authorize us to notify you by e-mail as these mailings become available on the Internet, so you can view them online, eliminating the mailing of paper copies to your home.

Your enrollment for electronic access will remain in effect until you cancel it. You may cancel your enrollment or change your email address at any time by accessing our website at www.crmholdingsltd.bm. You will see a link to unsubscribe at the bottom of the “News and Events” page of the “Shareholder Services” link.

We hope that you will take advantage of this online service.

APPENDIX A
CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF
CRM HOLDINGS, LTD.

Purpose of Committee

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of CRM Holdings, Ltd. the “Company”) is (i) to perform the functions described below under “Committee Duties and Responsibilities” in order to aid the Board in meeting its responsibilities relating to compensation of the Company’s executive officers, and (ii) to review and discuss with the Company’s management the Compensation Discussion and Analysis (CD&A) to be included in the Company’s annual proxy statement and determine whether to recommend to the Board of Directors that the CD&A be included in the proxy statement and (iii) to provide the Compensation Committee Report for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

In pursuing its purpose the Committee shall assist the Board to ensure that a proper system of compensation is in place for management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company. Any action duly and validly taken by the Compensation Committee pursuant to the power and authority conferred under this Charter shall for all purposes constitute an action duly and validly taken by the Board and may be certified as such by the Secretary or other authorized officer of the Company.

Committee Duties and Responsibilities

The Committee’s duties and responsibilities are to:

1. Annually review and approve corporate and individual goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers. After an annual evaluation of performance by the Committee in light of those goals and objectives, the Committee, together with the other directors who meet the Independence Requirements (as defined below) if directed by the Board, shall determine the base salary and bonus of the Chief Executive Officer (who may not be present during voting or deliberations) and other executive officers, subject to the terms of any applicable employment agreements;

2. Review and approve any employment or severance agreement, and amendments thereto, with an executive officer of the Company;

3. Administer the Company’s management incentive plan, stock option plan or other similar plan and approve all grants made pursuant to such plan;

4. Make recommendations to the Board regarding compensation for Directors;

5. Review, and make periodic recommendations to the Board with respect to, the Company’s equity-based compensation plans. In circumstances in which equity-based compensation plans are not subject to shareholder approval, such plans shall be subject to the Committee’s approval or recommendation to the Board for approval by a majority of the Independent Directors;

6. Review and discuss with management the Company’s disclosures under the CD&A, and based on such review and discussion, make a recommendation to the Board as to whether the CD&A should be included in the Company’s annual report on Form 10-K and, as applicable, the Company’s proxy statement.;

7. Produce an annual Compensation Committee Report for inclusion in the Company’s proxy statement; and

8. Perform such other duties as the Board may assign to the Committee with respect to the Company’s compensation policies.

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Committee Membership

The Committee shall consist of no fewer than two members of the Board. A person may serve on the Committee only if the Board determines that he or she:

1. Is a “Non-employee Director” for purposes of Rule 16b-3 under the U.S. Securities Exchange Act of 1934, as amended;

2. Satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended; and

3. Is an “independent director” under the rules of The Nasdaq Stock Market, LLC.

The members of the Committee shall be appointed by the Board, and shall serve at the pleasure of the Board for such term or terms as the Board may determine.

Committee Structure and Operations

A majority of the Committee shall constitute a quorum. The Board shall designate a member of the Committee as its chairperson. The Committee may act by a majority of the members present at a meeting of the Committee. In the event of a tie vote on any issue, the chairperson’s vote shall decide the issue. The Committee shall meet in person or telephonically at least two times a year, at a time and place determined by the Committee chairperson, with further meetings to occur when deemed necessary or desirable by the Committee or its chairperson. The Committee may delegate some or all of its duties to a subcommittee comprising one or more members of the Committee. The Committee may ask members of management or others whose advice and counsel are relevant to the issues then being considered by the Committee to attend any meetings and to provide such pertinent information as the Committee may request. The Committee shall report to the Board at least once a year.

Performance Evaluation

The Committee shall annually compare its performance with the requirements of this Charter, set forth its objectives for the next year and recommend changes in this Charter, if any, considered appropriate by the Committee. Such evaluation shall be reported to the Board in such manner as the Committee from time to time determines.

Surveys and Studies

The Committee may conduct or authorize surveys or studies of matters within the Committee’s scope of responsibilities as described above, including, but not limited to, surveys or studies of compensation practices in relevant industries, to maintain the Company’s competitiveness and ability to recruit and retain highly qualified personnel, and may retain and terminate, at the expense of the Company, independent counsel or other consultants necessary to assist in any such survey or study. If any compensation consultant or firm is to assist in the evaluation of director, chief executive officer or senior executive compensation, the Committee shall have the sole authority to retain and terminate the compensation consultant or firm and approve such firm or person’s fees and other retention terms.

Nothing contained in this Charter is intended to, or should be construed as, creating any responsibility or liability of the members of the Committee except to the extent otherwise provided under applicable law.

Revised and Adopted: March 7, 2007

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APPENDIX B

CRM HOLDINGS, LTD.
2007 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose.  The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

2. Definitions.

“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

“Board” means the Company’s Board of Directors.

“Change in Control” means the occurrence of any of the following events: (i) any person or group becomes the beneficial owner of securities of the Company representing more than 40% of the then voting power of the Company; (ii) members of the Board at the Effective Date of this Plan or who were appointed after the Effective Date by at least two-thirds (2/3) of the members of the Board at the time of the appointment no longer constitute two-thirds (2/3) of the Board during the term hereof; (iii) a merger/consolidation/amalgamation of the Company occurs wherein the Company voting securities immediately prior thereto do not constitute at least 60 percent of the combined voting securities after the merger/consolidation/amalgamation; or (iv) the shareholders approve a plan of complete liquidation or winding-up or an agreement for the sale or disposition of all or substantially all of the Company’s assets.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

“Committee” means the Compensation Committee of the Board, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to the rules and regulations of The Nasdaq Stock Market, LLC, and other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or the Plan. To the extent that a Compensation Committee shall not be in office, the Committee shall be the full Board. The Committee shall consist of such number of non-employee directors as may be required and each such non-employee director shall satisfy such requirements as may be necessary to qualify for exemptions under Rule 16b-3 or qualifying awards under Code Section 162(m) as performance-based compensation and to comply with the rules and regulations of The Nasdaq Stock Market, LLC.

“Common Stock” means the Company’s common shares of par value US$0.01 per share.

“Company” means CRM Holdings, Ltd., a Bermuda company.

“Compensation” means an Eligible Employee’s base straight time gross earnings, commissions (to the extent such commissions are an integral, recurring part of compensation), but exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, income as the result of restricted stock vesting, and other compensation.

“Designated Subsidiary” means any Subsidiary that has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan.

“Director” means a member of the Board.

“Effective Date” shall mean the date the Plan is adopted by the Company’s shareholders, in accordance with Section 24 of this Plan.

“Eligible Employee” means any individual (i) who is an employee of Employer within the meaning of Section 3401(c) of the Code and (ii) whose customary employment is at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the ninety-first (91st) day of such leave. The Committee, in its discretion, from time to time may, prior to an Offering Date for all options to be granted on such Offering Date, determine (on a uniform and nondiscriminatory basis) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Committee in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Committee in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Committee in its discretion), or (iv) is a highly compensated employee under Section 414(q) of the Code.

“Employer” means any one or all of the Company and its Designated Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exercise Date” means the last Trading Day of each Offering Period.

“Fair Market Value” means, as of any date and unless the Committee determines otherwise, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Committee.

“Offering Date” means the first Trading Day of each Offering Period.

“Offering Periods” means the period of time the Committee may determine prior to an Offering Date, for options to be granted on such Offering Date, not to exceed twenty-seven (27) months. Unless the Committee provides otherwise, Offering Periods will have a duration of approximately three (3) months, (i) commencing on the first Trading Day on or after January 1 and terminating on the last Trading Day occurring in the period ending the following March 31, (ii) commencing on the first Trading Day on or after April 1 and terminating on the last Trading Day occurring in the period ending with the following June 30, (iii) commencing on the first Trading Day on or after July 1 and terminating on the last Trading Day occurring in the period ending with the following September 30, or (iv) commencing on the first Trading Day on or after October 1 and terminating on the last Trading Day occurring in the period ending with the following December 31. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 20.

“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

“Plan” means this CRM Holdings, Ltd. 2007 Employee Stock Purchase Plan.

“Purchase Price” shall be determined by the Committee (on a uniform and nondiscriminatory basis) prior to an Offering Date for all options to be granted on such Offering Date, subject to compliance with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule) or pursuant to Section 20. Unless and until the Committee provides otherwise, the Purchase Price will be equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or the Exercise Date, whichever is lower.

“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

“Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.

3. Eligibility.

(a) Offering Periods.  Any Eligible Employee on a given Offering Date will be eligible to participate in the Plan, subject to the requirements of Section 5.

(b) Limitations.  Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own common shares of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such shares possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital shares of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase shares under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of shares (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods.  The Plan shall be implemented by consecutive three (3) month Offering Periods, with a new Offering Period commencing on the first Trading Day on or after January 1, April 1, July 1 and October 1 of each year, or on such other date as the Committee shall determine. The Committee will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation.  An Eligible Employee may participate in the Plan pursuant to Section 3(a) by (i) submitting to the Company’s Human Resources office (or its designee), on or before a date prescribed by the Committee prior to an applicable Offering Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Committee for such purpose, or (ii) following an electronic or other enrollment procedure prescribed by the Committee.

6. Payroll Deductions.

(a) At the time a participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a participant will have the payroll deductions made on such day applied to his or her account under the subsequent Offering Period. A participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(b) Payroll deductions authorized by a participant will commence on the first pay day following the Offering Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

(c) All payroll deductions made for a participant will be credited to his or her account under the Plan and will be withheld in whole percentages only. A participant may not make any additional payments into such account.

(d) A participant may discontinue his or her participation in the Plan as provided in Section 10, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by (i) properly completing and submitting to the Company’s Human Resources office (or its designee), on or before a date prescribed by the Committee prior to an applicable Exercise Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Committee for such purpose, or (ii) following an electronic or other procedure prescribed by the Committee. If a participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Committee may, in its sole discretion, limit the nature and/or number of payroll deduction rate changes that may be made by participants during any Offering Period. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as of the first full payroll period following five (5) business days after the date on which the change is received by the Company’s Human Resources office (unless the Committee, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b), or if the Committee reasonably anticipates a participant has contributed a sufficient amount to purchase a number of shares of Common Stock equal to or in excess of the applicable limit for such Offering Period (as set forth in Section 7 or as established by the Committee), a participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Subject to Section 423(b)(8) of the Code and Section 3(c) hereof, or for participants who have had their contributions reduced due to the applicable limits on the maximum number of shares that may be purchased in any Offering Period, payroll deductions will recommence at the rate originally elected by the participant effective as of the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

(f) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s or Employer’s federal, state, or any other tax liability payable to any authority, national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company or the Employer may, but will not be obligated to, withhold from the participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.

7. Grant of Option.  On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on the Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Eligible Employee be permitted to purchase for the calendar year in which the option is outstanding, more than the number of shares obtained by dividing the “applicable dollar amount” by the Fair Market Value on the first day of each Offering Period of a share of Common Stock (subject to any adjustment pursuant to Section 19), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(c) and 13. For this purpose, the “applicable dollar amount” is $25,000, reduced by the Fair Market Value on the first day of each Offering Period of Common Stock previously purchased by the Eligible Employee under this Plan during the calendar year. The Eligible Employee may accept the grant of such option with respect to any Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. Exercise of the option will occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8. Exercise of Option.

(a) Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares of Common Stock will be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share will be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10. Any other funds left over in a participant’s account after the Exercise Date will be returned to the participant. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) Notwithstanding any contrary Plan provision, if the Committee determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Committee may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and either (x) continue all Offering Periods then in effect or (y) terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s shareholders subsequent to such Offering Date.

9. Delivery.  As soon as administratively practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each participant, as appropriate, the shares purchased upon exercise of his or her option in a form determined by the Committee (in its sole discretion) and pursuant to rules established by the Committee. The Company may permit or require that shares be deposited directly with a employee stock purchase plan administrator/broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No participant will have any voting, dividend, or other shareholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 9.

10. Withdrawal.

(a) Pursuant to procedures established by the Committee, a participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s Human Resources office (or its designee) a written notice of withdrawal in the form prescribed by the Committee for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Committee. All of the participant’s payroll deductions credited to his or her account will be paid to such participant as promptly as practicable after the effective date of his or her withdrawal and such participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b) A participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11. Termination of Employment.  Upon a participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such participant’s option will be automatically terminated.

12. Interest.  No interest will accrue on the payroll deductions of a participant in the Plan.

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock which will be made available for sale under the Plan will be 200,000 common shares.

(b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a shareholder will exist with respect to such shares.

(c) Shares of Common Stock to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

14. Administration.  The Plan will be administered by the Committee, which Committee will be constituted to comply with Applicable Laws. The Committee will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Committee will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements.

15. Designation of Beneficiary.

(a) A participant may designate a beneficiary who is to receive any shares of Common Stock and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective, to extent required by local law.

(b) Such designation of beneficiary may be changed by the participant at any time by notice in a form determined by the Committee. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company will deliver such shares and/or cash to the executor or committee of the estate of the participant, or if no such executor or committee has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations under this Section 15 will be made in such form and manner as the Committee may prescribe from time to time.

16. Transferability.  Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15) by the participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 10.

17. Use of Funds.  The Company may use all payroll deductions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions. Until shares of

Common Stock are issued, participants will only have the rights of an unsecured creditor with respect to such shares.

18. Reports.  Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19. Adjustments, Dissolution, Liquidation, Merger or Change in Control.

(a) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Section 7.

(b) Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Exercise Date (the “New Exercise Date ‘”), and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Committee will notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10.

(c) Merger or Change in Control.  In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a new Exercise Date (the “New Exercise Date”) and will end on the New Exercise Date. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Committee will notify each participant in writing prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10.

20. Amendment or Termination.

(a) The Committee, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Committee, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Committee in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to participants’ accounts which have not been used to purchase shares of Common Stock will be returned to the participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable.

(b) Without shareholder consent and without limiting Section 20(a), the Committee will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s

Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Committee determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Committee may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under Statement of Financial Accounting Standards 123(R), including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action;

(iv) reducing the maximum percentage of Compensation a participant may elect to set aside as payroll deductions; and

(v) reducing the maximum number of shares of Common Stock a participant may purchase during any Offering Period.

Such modifications or amendments will not require shareholder approval or the consent of any Plan participants.

21. Notices.  All notices or other communications by a participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Shares.  Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Term of Plan.  The Plan will become effective upon the later to occur of its adoption by the Board or its approval by the shareholders of the Company. It will continue in effect for a term of ten (10) years, unless sooner terminated under Section 20.

24. Shareholder Approval.  The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Annual Meeting Proxy Card
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Election of Directors — The Board of Directors recommends a vote “FOR” the nominees in Proposals No. 1 and 2.
1. To elect directors of CRM Holdings, Ltd.

	For	Withhold		For	Withhold		For	Withhold
01 — Keith S. Hynes	☐	☐	02 — Salvatore A. Patafio	☐	☐	03 — Louis Rosner, Esq.	☐	☐
2. Direct the Company to elect eight directors of Twin Bridges (Bermuda) Ltd.

	For	Withhold		For	Withhold		For	Withhold
01 — Daniel G. Hickey, Jr.	☐	☐	02 — David M. Birsner	☐	☐	03 — Daniel G. Hickey, Sr.	☐	☐
04 — Keith S. Hynes	☐	☐	05 — Charles I. Johnston	☐	☐	06 — Philip J. Magnarella	☐	☐
07 — Salvatore A. Patafio	☐	☐	08 — Louis Rosner, Esq.	☐	☐
B Issues — The Board of Directors recommends a vote “FOR” Proposals No. 3 and 4.

		For	Against	Abstain
3.	To appoint Johnson Lambert & Co. LLP as the independent auditors of the Company for the year ending December 31, 2007 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent auditors.	☐	☐	☐

		For	Against	Abstain
4.	To approve the CRM Holdings, Ltd. 2007 Employee Stock Purchase Plan.	☐	☐	☐

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — D ON BOTH SIDES OF THIS CARD.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CRM HOLDINGS, LTD.
Proxy Solicited by the Board of Directors for the Annual General Meeting of Shareholders to be Held on May 2, 2007.
The undersigned hereby appoints Daniel G. Hickey, Jr. and Louis J. Viglotti, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the common shares of CRM Holdings, Ltd. (the “Company”) which the undersigned may be entitled to vote at the Annual General Meeting of Shareholders of the Company to be held at the Hamilton Princess Fairmont, 76 Pitts Bay Road, Pembroke, Bermuda on Wednesday, May 2, 2007 at 12:00 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
PURSUANT TO THE COMPANY’S AMENDED AND RESTATED BYE-LAWS, THE VOTING INTEREST ATTRIBUTED TO EACH SHARE HELD BY THE UNDERSIGNED IS 0.87142433 VOTES PER SHARE FOR DANIEL G. HICKEY, SR., 0.99848064 VOTES PER SHARE FOR WELLS FARGO AND 1.01874614 VOTES PER SHARE FOR ALL OTHER COMMON SHAREHOLDERS.
This proxy, when properly executed will be voted as directed herein. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSALS NO. 1 AND 2 AND FOR PROPOSALS NO. 3 AND 4. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING.
This proxy is solicited on behalf of the Company’s Board of Directors. It may be revoked up to one hour prior to the Annual General Meeting.
D Authorized Signatures — This section must be completed for your instructions to be executed. — Date and Sign Below
Receipt of notice of the Annual General Meeting and receipt of the proxy statement is hereby acknowledged, and the terms of the Notice and proxy statement are hereby incorporated by reference into this proxy. The undersigned hereby revokes all proxies heretofore given for said meeting or any and all adjournments, postponements and continuations thereof.
PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE COMMON SHARES ARE REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Date (mm/dd/yyyy)— Please print date below.
     /               /
Signature 1 — Please keep signature within the box.

Signature 2— Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — D ON BOTH SIDES OF THIS CARD.